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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit 99.1

EXPLANATORY NOTE

        Unless the context otherwise requires, we use the terms "Biohaven," "company," "we," "us" and "our" in this Exhibit 99.1 to refer to Biohaven Pharmaceutical Holding Company Ltd. and, where appropriate, our subsidiaries.

        In March 2017, in connection with the preparation of our consolidated financial statements for the year ended December 31, 2016, we determined that the effective date of our license agreement with AstraZeneca AB, or AstraZeneca, was October 5, 2016, rather than September 30, 2016, as previously reported in our unaudited consolidated financial statements as of and for the nine months ended September 30, 2016 included in our draft registration statement on Form S-1 submitted to the Securities and Exchange Commission on February 14, 2017, or the Initial DRS. As a result, expenses and liabilities related to our license agreement with AstraZeneca were incorrectly recognized in our financial statements as of and for the nine months ended September 30, 2016, rather than as of and for the three and twelve months ended December 31, 2016. Accordingly, we concluded that the unaudited consolidated financial statements as of and for the nine months ended September 30, 2016 included in the Initial DRS should not be relied upon due to the error identified therein, and that a restatement of those financial statements is required.

        We have included in this Exhibit 99.1 our restated unaudited consolidated financial statements as of and for the nine months ended September 30, 2016, reflecting the correction of the identified error. In addition, we have included in this Exhibit 99.1 the section of the Initial DRS titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as of and for the nine months ended September 30, 2016, which has been revised to reflect the restated consolidated financial statements for the same period.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited consolidated financial statements and the related notes included elsewhere in this Exhibit 99.1 as well as the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes in our amended draft registration statement on Form S-1 submitted to the Securities and Exchange Commission on April 3, 2017, or the Amended DRS. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of the Amended DRS, our actual results could differ materially from the results described in or implied by these forward-looking statements.

Restatement of Previously Issued Interim Consolidated Financial Statements

        In March 2017, in connection with the preparation of our consolidated financial statements for the year ended December 31, 2016, we determined that the effective date of our license agreement with AstraZeneca AB, or AstraZeneca, was October 5, 2016, rather than September 30, 2016, as previously reported in our unaudited consolidated financial statements as of and for the nine months ended September 30, 2016. As a result, expenses and liabilities related to our license agreement with AstraZeneca were incorrectly recognized in our financial statements as of and for the nine months ended September 30, 2016, rather than as of and for the three and twelve months ended December 31, 2016. Accordingly, we have restated our unaudited consolidated financial statements as of and for the nine months ended September 30, 2016 to correct the identified error. The following discussion has been revised to reflect our restated financial statements for that period.

Overview

        We are a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurologic diseases, including rare disorders. Our product candidates are small molecules based on two distinct mechanistic platforms—calcitonin gene-related peptide, or CGRP, receptor antagonists and glutamate modulators—which we believe have the potential to significantly alter existing treatment approaches across a diverse set of neurologic indications with high unmet need in both large markets and orphan indications. The most advanced product candidate from our CGRP receptor antagonist platform is rimegepant, an orally available, potent and selective small molecule human CGRP receptor antagonist that we are developing for the acute treatment of migraine. In July 2016, we acquired exclusive, worldwide rights to our CGRP receptor antagonist platform, including rimegepant and another product candidate, BHV-3500, which we are developing for the prevention of chronic migraine, through a license agreement with Bristol-Myers Squibb Company, or BMS. In 2017, we intend to initiate two Phase 3 clinical trials of rimegepant and to commence IND-enabling studies to allow us to ultimately pursue clinical trials of BHV-3500.

        We are developing three product candidates that modulate the body's glutamate system. Two of these product candidates, trigriluzole and BHV-0223, act as glutamate transporter modulators, while our product candidate BHV-5000 is an antagonist of the glutamate N-methyl-D-aspartate, or NMDA, receptor. We are developing trigriluzole for the treatment of ataxias, with an initial focus on spinocerebellar ataxia, or SCA. In May 2016, we received orphan drug designation from the U.S. Food and Drug Administration, or FDA, for trigriluzole for the treatment of SCA, and in the fourth quarter of 2016 we enrolled the first patient in a Phase 2/3 clinical trial, from which we expect to report topline results in early 2018.

        We are developing BHV-0223 for the treatment of amyotrophic lateral sclerosis, or ALS. In December 2016, we received orphan drug designation from the FDA for BHV-0223 to treat ALS. In 2017, we plan to commence a trial comparing the bioequivalence of BHV-0223 and riluzole in healthy volunteers. Depending on the outcome of this bioequivalence study, we plan to file a new drug application, or NDA, with the FDA and pursue the regulatory approval of BHV-0223 for ALS under Section 505(b)(2) of the U.S. Federal Food, Drug, and Cosmetic Act.

        We are also developing BHV-5000, an orally available, first-in-class, low-trapping NMDA receptor antagonist, for the treatment of symptoms associated with Rett syndrome, including breathing irregularities. Rett syndrome is a rare and severe genetic neurodevelopmental disorder for which no approved treatments are currently available. We acquired worldwide rights to BHV-5000 under an exclusive license agreement with AstraZeneca in October 2016. We anticipate completing our commercial-grade formulation efforts for BHV-5000 in the third quarter of 2017. We plan to conduct a Phase 1 clinical trial of BHV-5000 to evaluate its pharmacokinetic properties and then in 2018 to commence a single Phase 2/3 clinical trial of BHV-5000 for the treatment of breathing irregularities associated with Rett syndrome that, if successful, we believe could support our application for regulatory approval.

        Since our inception in September 2013, we have devoted substantially all of our resources to organizing and staffing our company, business planning, raising capital, acquiring and developing product candidates and related intellectual property rights, planning for commercialization, and conducting discovery, research and development activities for our product candidates. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations to date primarily with proceeds from the sale of preferred shares and common shares and borrowings under a credit agreement with a bank. Through September 30, 2016, we had received net proceeds of $19.5 million from sales of our common shares and gross proceeds of $5.0 million from borrowings under the credit agreement. In October 2016, we received net cash proceeds of $38.3 million from the sale of our Series A preferred shares.

        Since our inception, we have incurred significant operating losses. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current product candidates and programs. Our net loss was $10.1 million for the year ended December 31, 2015 and $5.9 million and $38.1 million for the nine months ended September 30, 2015 and 2016, respectively. As of September 30, 2016, we had an accumulated deficit of $49.8 million. We expect to continue to incur significant expenses for at least the next several years as we advance our product candidates from discovery through preclinical development and clinical trials and seek regulatory approval and pursue commercialization of any approved product candidate. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. In addition, we may incur expenses in connection with the in-license or acquisition of additional product candidates. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

        As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

        Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

        As of September 30, 2016, we had cash of $1.2 million. We believe that the anticipated net proceeds from this offering, together with our existing cash, will enable us to fund our operating expenses and capital expenditure requirements for at least the next            months. We have based these estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See "—Liquidity and Capital Resources."

        In its report on our financial statements for the year ended December 31, 2015, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations since inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern.

Components of Our Results of Operations

Revenue

        To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our product candidates are successful and result in regulatory approval or additional license agreements with third parties, we may generate revenue in the future from product sales.

Operating Expenses

Research and Development Expenses

        Research and development expenses consist primarily of costs incurred in connection with the discovery and development of our product candidates. We expense research and development costs as incurred. These expenses include:

  •
  expenses incurred under agreements with contract research organizations, or CROs, contract manufacturing organizations, or CMOs, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

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  manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical and clinical trial materials and commercial materials, including manufacturing validation batches;

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  employee-related expenses, including salaries, related benefits, travel and share-based compensation expense for employees engaged in research and development functions;

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  costs related to compliance with regulatory requirements;

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  facilities costs, depreciation and other expenses, which include rent and utilities; and

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  payments made in cash, equity securities or other forms of consideration under third-party licensing agreements.

        We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.

        Our direct research and development expenses are tracked on a program-by-program basis for our product candidates and consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs, and central laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. Our direct research and development expenses by program also include fees incurred under license agreements. We do not allocate employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to oversee the research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

        The table below summarizes our research and development expenses incurred by program:

	Nine Months Ended September 30,
	2015	2016
		(as restated)
	(in thousands)
BHV-0223	$1,458	$330
Rimegepant	—	23,934
Trigriluzole	2,665	8,115
Research and discovery and unallocated costs	864	2,758

Total research and development expenses	$4,987	$35,137

        Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we increase personnel costs, including share-based compensation, commence Phase 3 clinical trials of rimegepant, continue our ongoing Phase 2/3 clinical trial of trigriluzole, conduct other clinical trials and prepare regulatory filings for our product candidates. We also expect to incur additional expenses related to milestone and royalty payments payable to third parties with whom we have entered into license agreements to acquire the rights to our product candidates.

        The successful development and commercialization of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

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  the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

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  establishing an appropriate safety profile with IND-enabling studies;

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  successful patient enrollment in, and the initiation and completion of, clinical trials;

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  the timing, receipt and terms of any marketing approvals from applicable regulatory authorities;

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  establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

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  development and timely delivery of commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

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  obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

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  significant and changing government regulation;

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  launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

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  maintaining a continued acceptable safety profile of the product candidates following approval.

        We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on others. Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate. Drug commercialization will take several years and millions of dollars in development costs.

General and Administrative Expenses

        General and administrative expenses consist primarily of salaries, related benefits, travel and share-based compensation expense for personnel in executive, finance and administrative functions. General and administrative expenses also include professional fees for legal, patent, consulting, accounting and audit services.

        We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs as well as investor and public relations expenses associated with being a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our product candidate.

Other Income (Expense)

Interest Expense

        Interest expense consists of interest expense on outstanding borrowings under our credit agreement entered into in August 2016 at the stated interest rates, as well as amortization of the debt discount relating to that loan.

Other Income (Expense), Net

        In connection with entering into our credit agreement with Wells Fargo Bank, National Association, or Wells Fargo, we agreed to issue warrants to purchase our common shares to the guarantor and co-guarantor of our obligations under the agreement. We classify the warrants as a liability on our consolidated balance sheet that we remeasure to fair value at each reporting date, and we recognize changes in the fair value of the warrant liability as a component of other income (expense), net in our consolidated statement of operations and comprehensive loss. We will continue to recognize changes in the fair value of the warrant liability until the warrants are exercised, expire or qualify for equity classification.

        Our license agreement with Yale University, or Yale, provides for a change-of-control payment to Yale upon the occurrence of a change-of-control event, as defined in the agreement, including an initial public offering. We classify the change-of-control payment obligation as a liability on our consolidated balance sheet that we remeasure to fair value at each reporting date, and we recognize changes in the fair value of the derivative liability as a component of other income (expense), net in our consolidated statement of operations and comprehensive loss. We will continue to recognize changes in the fair value of the derivative liability until a change-of-control event occurs.

        Our license agreement with BMS requires us to issue shares of capital stock upon the occurrence of specified financing or change-of-control events or development milestones, as defined in the agreement. We classify this contingent obligation to issue shares as a liability on our consolidated balance sheet that we remeasure to fair value at each reporting date, and we recognize changes in the fair value of the contingent equity liability as a component of other income (expense), net in our consolidated statement of operations and comprehensive loss. We will continue to recognize changes in the fair value of the contingent equity liability until the occurrence of a respective triggering event.

        In August 2016, we executed a stock purchase agreement with Kleo Pharmaceuticals, Inc., or Kleo, to purchase 3,000,000 shares of common stock in an initial closing, with a commitment to purchase an aggregate of 5,500,000 additional shares of common stock over a 15-month period. We account for our investment in Kleo under the equity method of accounting. As a result, our proportionate share of Kleo's net income or loss each reporting period is included in other income (expense), net in our consolidated statement of operations and comprehensive loss and results in a corresponding adjustment to the carrying value of the equity method investment on our consolidated balance sheet.

Provision for Income Taxes

        As a company incorporated in the British Virgin Islands, or BVI, we are principally subject to taxation in the BVI. Under the current laws of the BVI, tax on a company's income is assessed at a zero percent tax rate. As a result, we have not recorded any income tax benefits from our losses incurred in the BVI during each reporting period, and no net operating loss carryforwards will be available to us for those losses.

        In addition, in each reporting period through September 30, 2016, our tax provision considered the effects of consolidating the results of operations of Biohaven Pharmaceuticals, Inc., or BPI, a variable interest entity. BPI is subject to taxation in the United States. Due to BPI's history of cumulative losses, we have recorded no tax benefits for the losses incurred by BPI in each period, and we have recorded a full valuation allowance against BPI's deferred tax assets, which consist primarily of its U.S. net operating loss carryforwards.

Net Income (Loss) Attributable to Non-Controlling Interests

        From our inception through December 31, 2016, we consolidated the results of BPI. Although we did not have an ownership interest in BPI during that period, we determined that BPI was a variable interest entity, of which we were the primary beneficiary.

        Net income (loss) attributable to non-controlling interests in our consolidated statement of operations and comprehensive loss consists of the portion of the net income or loss of BPI that is not allocated to us. Changes in the amount of net income (loss) attributable to non-controlling interests are directly impacted by changes in the net income or loss of BPI. On December 31, 2016, we acquired 100% of the issued and outstanding shares of BPI. As a result, for periods subsequent to the acquisition, we will no longer report any non-controlling interests related to BPI.

Results of Operations

Comparison of the Nine Months Ended September 30, 2015 and 2016

        The following table summarizes our results of operations for the nine months ended September 30, 2015 and 2016:

	Nine Months Ended September 30,
	2015	2016	Change
		(as restated)
	(in thousands)
Operating expenses:
Research and development	$4,987	$35,137	$30,150
General and administrative	660	2,657	1,997

Total operating expenses	5,647	37,794	32,147

Loss from operations	(5,647)	(37,794)	(32,147)

Other income (expense):
Interest expense	—	(93)	(93)
Other income (expense), net	(231)	(178)	53

Total other income (expense), net	(231)	(271)	(40)

Net loss	(5,878)	(38,065)	(32,187)
Less: Net income (loss) attributable to non-controlling interests	5	(69)	(74)

Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(5,883)	$(37,996)	$(32,113)

Research and Development Expenses

	Nine Months Ended September 30,
	2015	2016	Change
		(as restated)
	(in thousands)
Direct research and development expenses by program:
BHV-0223	$1,458	$330	$(1,128)
Rimegepant	—	23,934	23,934
Trigriluzole	2,665	8,115	5,450
Research and discovery and unallocated costs:
Personnel related (including share-based compensation)	465	2,106	1,641
Other	399	652	253

Total research and development expenses	$4,987	$35,137	$30,150

        Research and development expenses were $5.0 million for the nine months ended September 30, 2015, compared to $35.1 million for the nine months ended September 30, 2016. The increase of $30.2 million was primarily due to increases of $23.9 million in direct costs for our rimegepant program, $5.5 million in spending related to our trigriluzole program and $1.9 million in research and discovery and unallocated costs, all partially offset by a decrease of $1.1 million in direct costs for our BHV-0223 program.

        The increase in direct costs for our rimegepant program was primarily due to an accrual of a liability of $13.1 million for our contingent obligation to issue equity to BMS under our license agreement with

BMS and the payment or accrual of $9.0 million in license fees under that agreement. The increase in direct costs for our trigriluzole program primarily related to an animal toxicity study that commenced in December 2015.

        The increase in research and discovery and unallocated costs was due to an increase of $0.3 million in costs incurred from CROs in connection with projects not associated with our principal research and development programs and an increase of $1.6 million in personnel-related costs, including share-based compensation, as a result of hiring additional personnel in our research and development department. Personnel-related costs for the nine months ended September 30, 2015 and 2016 included share-based compensation expense of $0.3 million and $1.0 million, respectively.

        The decrease in direct costs for our BHV-0223 program was due to formulation work and Phase 1 clinical trial work that was completed during the nine months ended September 30, 2015. Our Phase 2 clinical trial of BHV-0223 had not begun as of September 30, 2016.

General and Administrative Expenses

        General and administrative expenses were $0.7 million for the nine months ended September 30, 2015, compared to $2.7 million for the nine months ended September 30, 2016. The increase of $2.0 million was primarily due to increases of $1.5 million in personnel-related costs, including share-based compensation, $0.3 million in legal costs, $0.1 million in charitable donations and $0.1 million in facility-related costs. Personnel-related costs for the nine months ended September 30, 2015 and 2016 included share-based compensation expense of $0.2 million and $1.1 million, respectively. The increase in personnel-related costs was due to the hiring of additional personnel in our general and administrative functions. Legal costs, professional fees, consultant fees and insurance costs increased due to ongoing business operations.

Other Income (Expense), Net

        Other income (expense), net was a net expense of $0.2 million for the nine months ended September 30, 2015, compared to $0.3 million for the nine months ended September 30, 2016. The amounts recognized in each period were primarily due to the increase in the fair value of the derivative liability associated with our license agreement with Yale.

Liquidity and Capital Resources

        Since our inception, we have not generated any revenue and have incurred significant operating losses and negative cash flows from our operations. We have funded our operations to date primarily with proceeds from the sale of preferred shares and common shares and borrowings under a credit agreement with a bank. Through September 30, 2016, we had received net proceeds of $19.5 million from our sale of common shares and gross proceeds of $5.0 million from borrowings under the credit agreement. As of September 30, 2016, we had cash of $1.2 million. In October 2016, we received net cash proceeds of $38.3 million from the sale of our Series A preferred shares. Under the purchase agreement for our Series A preferred shares, we may receive additional proceeds of up to $40.0 million from the sale of additional shares of our Series A preferred shares, which we expect to occur in late February 2017.

        Cash in excess of immediate requirements is invested primarily with a view to liquidity and capital preservation.

Cash Flows

        The following table summarizes our cash flows for each of the periods presented:

	Nine Months Ended September 30,
	2015	2016
	(in thousands)
Net cash used in operating activities	$(4,123)	$(13,449)
Net cash used in investing activities	—	(3,005)
Net cash provided by financing activities	4,564	16,161

Net increase (decrease) in cash	$441	$(293)

Operating Activities

        During the nine months ended September 30, 2016, operating activities used $13.4 million of cash, resulting from our net loss of $38.1 million, partially offset by non-cash charges of $17.7 million and net cash provided by changes in our operating assets and liabilities of $6.9 million. Net cash provided by changes in our operating assets and liabilities for the nine months ended September 30, 2016 consisted of a $6.4 million increase in accrued expenses and a $1.0 million increase in accounts payable, partially offset by a $0.5 million increase in prepaid expenses and other current assets as a result of prepayments made in connection with our ongoing research, development and clinical trial work performed by CROs. The increase in accrued expenses was primarily due to accrued license fees due under our agreement with ALS Biopharma, and the increase in accounts payable was primarily due to our increased level of operating activities and the timing of vendor invoicing and payments.

        During the nine months ended September 30, 2015, operating activities used $4.1 million of cash, resulting from our net loss of $5.9 million and net cash used in changes in our operating assets and liabilities of $0.2 million, partially offset by non-cash charges of $1.9 million. Net cash used in changes in our operating assets and liabilities for the nine months ended September 30, 2015 consisted primarily of a $0.4 million increase in prepaid expenses and other current assets as a result of prepayment of amounts due under our license agreement with ALS Biopharma, partially offset by a $0.2 million increase in accrued expenses. The increase in accrued expenses was due to our increased level of operating activities and the timing of vendor invoicing and payments.

Investing Activities

        During the nine months ended September 30, 2016, we used $3.0 million of cash in investing activities, primarily consisting of our investment in Kleo.

        During the nine months ended September 30, 2015, we had no investing activities.

Financing Activities

        During the nine months ended September 30, 2016, net cash provided by financing activities was $16.2 million, consisting of net proceeds of $11.3 million from our issuance of common shares and gross proceeds of $5.0 million from borrowings under the credit agreement, partially offset by $0.2 million of payments of debt issuance costs associated with the borrowings.

        During the nine months ended September 30, 2015, net cash provided by financing activities was $4.6 million, consisting of net proceeds of $4.1 million from our issuance of common shares and net proceeds of $0.5 million from the collection of a note receivable from Portage Biotech, Inc. in connection with its initial equity investment in our company.

Credit Agreement

        On August 30, 2016, we entered into a one-year credit agreement with Wells Fargo providing for a term loan in the principal amount of $5.0 million, or the Credit Agreement, and we borrowed the full $5.0 million available. Our obligations under the Credit Agreement are guaranteed by a member of our board of directors, who is also a shareholder. A second member of our board of directors and shareholder agreed to serve as a secondary guarantor for 50% of the loan balance. In connection with their guaranties of the loan, we issued to each director an immediately exercisable warrant to purchase 107,500 common shares at an exercise price of $9.2911 per share. Borrowings under the Credit Agreement bear interest at a variable rate equal to monthly LIBOR, which was 0.55% as of September 30, 2016, plus 1.50% per annum. In the event of a default, the interest rate applicable is equal to the monthly LIBOR rate then in effect, increased by 4.0% per annum. The Credit Agreement requires monthly, interest-only payments through the maturity date of August 30, 2017, at which date all remaining amounts will be due and payable.

Funding Requirements

        We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials of our product candidates. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Our expenses will also increase as we:

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  initiate our two planned Phase 3 clinical trials of rimegepant, conduct our ongoing Phase 2/3 potentially pivotal trial of trigriluzole and complete our planned bioequivalence study for BHV-0223;

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  initiate other supporting studies required for regulatory approval of our product candidates, including long-term safety studies, drug-drug interaction studies, preclinical toxicology and carcinogenicity studies;

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  support formulation efforts of BHV-5000 and initiate our planned Phase 1 clinical trial for that product candidate;

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  initiate formulation and clinical development for BHV-3500;

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  complete commercial-grade formulation work and stability testing for all our programs;

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  seek regulatory approvals for any product candidates that successfully complete clinical trials;

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  establish a sales, marketing and distribution infrastructure in anticipation of commercializing any product candidates for which we may obtain marketing approval and intend to commercialize on our own or jointly;

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  hire additional clinical, medical, and development personnel;

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  expand our infrastructure and facilities to accommodate our growing employee base;

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  transition our organization to being a public company;

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  maintain, expand and protect our intellectual property portfolio; and

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  acquire or in-license other product candidates and technologies.

        We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for at least the next                        months, including the completion of our ongoing Phase 2/3 clinical trial of trigriluzole. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. We expect that we will require additional capital to commercialize rimegepant, if we receive regulatory approval, and to pursue in-licenses or acquisitions of other product candidates. If we receive regulatory approval for rimegepant, trigriluzole or our other product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution, depending on where we choose to commercialize.

        Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

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  the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical studies and clinical trials;

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  the costs, timing and outcome of regulatory review of our product candidates;

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  the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

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  the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

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  the costs and timing of hiring new employees to support our continued growth;

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  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

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  the extent to which we acquire or in-license other product candidates and technologies;

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  the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

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  the costs associated with in-licensing additional products candidates to augment our current pipeline; and

  •
  the timing, receipt and amount of sales of, or milestone payments related to or royalties on, our current or future product candidates, if any.

        Until such time, if ever, that we can generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaboration agreements, other third-party funding, strategic alliances, licensing arrangements or marketing and distribution arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common shareholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through other third-party funding, collaborations agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations as of September 30, 2016 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Research commitments(1)	$7,721	$4,818	$2,903	$—	$—
Debt obligations(2)	5,110	5,110	—	—	—
Share purchase obligations(3)	6,000	4,625	1,375	—	—
Upfront payments due under license agreement (as restated)(4)	4,000	4,000	—	—	—

Total	$22,831	$18,553	$4,278	$—	$—

(1)
Amounts in the table reflect commitments for costs associated with external CROs and CMOs engaged to conduct clinical development activities and clinical trials as well as to manufacture clinical trial materials.

(2)
Amounts in the table reflect the contractually required principal, interest and other payments payable pursuant to outstanding borrowings under our credit agreement. Interest payments in the table above were calculated using an interest rate of 2.05%, which was the interest rate applicable to borrowings under the Credit Agreement as of September 30, 2016.

(3)
Amounts in the table reflect commitments to purchase an aggregate of 5,500,000 shares of common stock of Kleo over the subsequent 14-month period and to purchase 500,000 shares of Kleo common stock from an officer and stockholder of Kleo in January 2017.

(4)
Amounts in the table reflect an upfront payment due to BMS under a license agreement. In addition, on October 5, 2016, we entered into a license agreement with AstraZeneca pursuant to which we are required to make an upfront payment to AstraZeneca of $5.0 million. The upfront payment due to AstraZeneca as of October 5, 2016 is not reflected in the table.

        Clinical development commitments in the preceding table include agreements that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. For obligations with cancellation provisions, the amounts included in the preceding table are limited to the non-cancelable portion of the agreement terms or the minimum cancellation fee.

        Under various agreements with third-party licensors and collaborators, we have agreed to make milestone payments and pay royalties and annual maintenance fees to third parties and to meet due diligence requirements based upon specified milestones. We have not included any contingent payment obligations, such as milestones, royalties, or due diligence, in the table above as the amount, timing and likelihood of such payments are not known. We have not included any of the annual maintenance fee payments in the above table, as although the amount and timing are known, we cannot currently determine the final termination dates of the agreements and, as a result, we cannot determine the total amounts of such payments we will be required to make under the agreements.

        Under our license agreement with BMS, we are obligated to make development milestone payments of up to $127.5 million for rimegepant or a derivative thereof and up to $74.5 million for other covered product candidates, as well as up to $150.0 million in commercial milestone payments for each licensed product and tiered royalties based on net sales of licensed products under the agreement at percentages in the low to mid teens.

        Under our license agreement with AstraZeneca executed in October 2016, we are obligated to make development milestone payments of up to $30.0 million with respect to Rett syndrome and up to $60.0 million for any other indication, as well as commercial milestone payments of up to $120.0 million for all products licensed under the agreement and tiered royalties based on net sales of licensed products under the agreement at mid single-digit to low double-digit percentages.

        Under our license agreement with Yale, we are obligated to make regulatory milestone payments of up to $2.0 million, as well as royalties based on net sales of products from the licensed patents at a low single-digit percentage, subject to a minimum amount of up to $1.0 million per year.

        Under our license agreement with Catalent, we are obligated to pay up to $1.6 million upon the achievement of specified regulatory and commercial milestones, as well as royalties based on net sales of products licensed under the agreement at a low single-digit percentage.

        Under our license agreement with MGH, we are obligated to pay an annual license maintenance fee of up to $50,000, to make clinical and regulatory milestone payments of up to $0.8 million and commercial milestone payments of up to $2.5 million, and to pay royalties based on net sales at a low single-digit percentage.

        Under our agreement with ALS Biopharma and FCCDC, we are obligated to pay $3.0 million upon the achievement of a specified regulatory milestone with respect to the first licensed product and $1.0 million upon the achievement of a specified regulatory milestone with respect to subsequent products, as well as royalties based on net sales of products licensed under the agreement at a low single-digit percentage.

        Under our license agreement with Rutgers, we are obligated to pay an annual license maintenance fee of up to $25,000 per year, to make clinical and regulatory milestone payments of up to $0.8 million, and to pay royalties based on net sales of products at a low single-digit percentage, subject to a minimum amount of up to $0.1 million per year.

Critical Accounting Policies and Significant Judgments and Estimates

        Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

        While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements appearing at the end of this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Accrued Research and Development Expenses

        As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of these estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

  •
  vendors, including central laboratories, in connection with preclinical development activities;

  •
  CROs and investigative sites in connection with preclinical and clinical studies; and

  •
  CMOs in connection with drug substance and drug product formulation of preclinical and clinical trial materials.

        We base our expenses related to preclinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Share-Based Compensation

        We measure stock options and other share-based awards granted to employees and directors based on the fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. We have only issued stock options with service-based vesting conditions and record the expense for these awards using the straight-line method.

        For share-based awards granted to consultants and non-employees, we recognize compensation expense over the period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of our common shares and updated assumption inputs in the Black-Scholes option-pricing model.

        We estimate the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common shares and assumptions we make for the volatility of our common shares, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield.

Determination of the Fair Value of Common Shares

        As there has been no public market for our common shares to date, the estimated fair value of our common shares has been determined by our board of directors as of the date of each option grant, with input from management, considering our most recent arm's-length sale of our common shares or third-party valuation of our common shares as well as our board of directors' assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent sale of our common shares or third-party valuation through the date of the grant. Our board of directors considered various objective and subjective factors to determine the fair value of our common shares as of each grant date, including:

  •
  the prices at which we sold preferred shares and the superior rights and preferences of the preferred shares relative to our common shares at the time of each grant;

  •
  the progress of our research and development programs, including the status of preclinical studies and planned clinical trials for our product candidates;

  •
  our stage of development and commercialization and our business strategy;

  •
  external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

  •
  our financial position, including cash on hand, and our historical and forecasted performance and operating results;

  •
  the lack of an active public market for our common shares and our preferred shares;

  •
  the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company in light of prevailing market conditions; and

  •
  the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

        In the course of preparing for this offering, in February 2017, we obtained third-party valuations, performed on a retrospective basis, of our common shares as of August 17, 2015, the date we issued common shares and common share warrants in connection with our license agreement with ALS Biopharma, and as of October 31, 2016, the date of the first closing of our Series A preferred share financing. Our third-party valuations resulted in valuations of our common shares of $5.23 per share as of August 17, 2015 and $6.73 per share as of October 31, 2016. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants' Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        Our third-party valuation of common shares performed as of August 17, 2015 was prepared using the discounted cash flow, or DCF, method, a form of the income approach, to estimate our equity value. In order to estimate equity value, the DCF method uses the estimated present value of future net cash flows for the expected life of the related assets or business, discounted at a rate of return that considers the relative risk of achieving those cash flows, the time value of money and the current stage of development of the business. A reasonable discount for lack of marketability is applied to the total equity value to arrive at an estimate of the total fair value of equity on a non-marketable basis. The total fair value of equity on a non-marketable basis is then allocated between each class of equity, including common shares, stock options and warrants. The aggregate fair value of outstanding options and warrants, which was calculated using the Black-Scholes option-pricing model, was deducted from the total equity value on a non-marketable basis to arrive at the fair value of common shares outstanding.

        Our third-party valuation of common shares performed as of October 31, 2016 was prepared using the hybrid method, which used market approaches to estimate our enterprise value. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more of the scenarios is calculated using an option-pricing method, or OPM. The OPM treats common shares and preferred shares as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company's securities changes. Under this method, the common shares have value only if the funds available for distribution to shareholders exceeded the value of the preferred share liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The PWERM is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for the company, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common shares.

        The assumptions underlying these valuations represent management's best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different.

        Following the closing of this offering, the fair value of our common shares will be determined based on the quoted market price of our common shares.

Options Granted

        The following table sets forth by grant date the number of shares subject to options granted between January 1, 2015 and December 31, 2016, the per share exercise price of the options, the fair value of common shares per share on each grant date, and the per share estimated fair value of the options:

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair Value per Common Share on Grant Date	Per Share Estimated Fair Value of Options
October 23, 2015	1,247,500	$5.60	$5.23	$3.22
December 15, 2016	616,925	$9.29	$6.73	$4.09

Valuation of Warrant Liability

        In connection with entering into the Credit Agreement, we agreed to issue warrants to purchase our common shares to the guarantor and co-guarantor of our obligations under the agreement. We classify the warrants as a liability on our consolidated balance sheet because each warrant represents a freestanding financial instrument that it not indexed to our own shares. The warrant liability was initially recorded at fair value upon entering into the Credit Agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. We will continue to recognize changes in the fair value of the warrant liability until the warrants are exercised, expire or qualify for equity classification.

        We utilize a Monte Carlo simulation, which is a statistical method used to generate a defined number of share price paths to develop a reasonable estimate of the range of future expected share prices, to value our warrant liability. The Monte Carlo simulation incorporates assumptions and estimates to value the warrant liability. We assess these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement include the estimated probability of adjusting the exercise price of the warrants, the number of shares for which the warrants are exercisable, the fair value per share of the underlying common shares issuable upon exercise of the warrants, remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying common shares. We estimated the fair value of our common shares by taking into consideration the most recent arm's-length sale of our common shares or third-party valuation of our common shares as well as additional factors that we deem relevant. We have historically been a private company and lack company-specific historical and implied volatility information of our shares. Therefore, we estimate expected share volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. We estimated a 0% expected dividend yield based on the fact that we have never paid or declared dividends and do not intend to do so in the foreseeable future.

Derivative Liability

        Our license agreement with Yale provides for a change-of-control payment to Yale upon the occurrence of a change-of-control event, as defined in the agreement, including an IPO. We classify the change-of-control payment obligation as a liability on our consolidated balance sheet because it represents a contingent obligation to pay a variable amount of cash that may be based, in part, on the value of our own shares. The derivative liability was initially recorded at fair value upon entering into the license agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in our consolidated statement of operations and comprehensive loss. We will continue to recognize changes in the fair value of the derivative liability until a change-of-control event occurs.

        The fair value of the derivative liability was determined using the PWERM, which considers as inputs the type and probability of occurrence of a change-of-control event, the amount of the payment, the expected timing of a change-of-control event and a risk-adjusted discount rate. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes to these assumptions could have a significant impact on the fair value of the derivative liability.

Contingent Equity Liability

        Our license agreements with BMS and AstraZeneca require us to issue shares of capital stock upon the occurrence of specified financing or change-of-control events or development milestones, as defined in the agreements. In each agreement, the class and number of shares to be issued upon a triggering event were not known upon entering into the license agreements; however, the dollar amount of the shares to be issued upon a triggering event is fixed. We classify these contingent obligations to issue shares as a liability on our consolidated balance sheet because each represents an obligation to issue a variable number of shares for a fixed dollar amount. Each contingent equity liability was initially recorded at fair value upon entering into each respective agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair values of the contingent equity liabilities are recognized as a component of other income (expense), net in our consolidated statement of operations and comprehensive loss. We will continue to recognize changes in the fair values of the contingent equity liabilities until the occurrence of a respective triggering event.

        The fair values of the contingent equity liabilities were determined using the PWERM, which considers as inputs the probability of occurrence of events that would trigger the issuance of shares, the expected timing of such events, the expected value of the contingently issuable equity upon the occurrence of a triggering event and a risk-adjusted discount rate. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes to these assumptions could have a significant impact on the fair value of the contingent equity liabilities.

Emerging Growth Company Status

        The Jumpstart Our Business Startups Act of 2012 permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have irrevocably elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards when they are required to be adopted by public companies that are not emerging growth companies.

Off-Balance Sheet Arrangements

        We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently Issued Accounting Pronouncements

        A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements appearing at the end of this prospectus.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

        As of September 30, 2016, we had $5.0 million of borrowings outstanding under the Credit Agreement. Amounts outstanding under the Credit Agreement bear interest at a variable rate equal to monthly LIBOR, which was 0.55% as of September 30, 2016, plus a margin of 1.50%. An immediate 10% change in monthly LIBOR rates would not have had a material impact on our debt-related obligations, financial position or results of operations. In addition, given the short-term nature of the Credit Agreement, which matures in August 2017, we do not believe our exposure to interest rate risk is significant.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	December 31, 2015	September 30, 2016	Pro Forma September 30, 2016
		(as restated)	(as restated)
Assets
Current assets:
Cash	$1,460	$1,167	$1,167
Prepaid expenses and other current assets	427	911	911

Total current assets	1,887	2,078	2,078
Property and equipment, net	5	8	8
Other assets	—	18	18
Equity method investment (Note 5)	—	2,925	2,925

Total assets	$1,892	$5,029	$5,029

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Notes payable, net of discount	$—	$3,953	$3,953
Accounts payable	68	1,050	1,050
Accrued expenses	261	6,793	6,793

Total current liabilities	329	11,796	11,796
Warrant liability	—	932	932
Derivative liability	447	552	552
Contingent equity liability	—	13,125	—
Other long-term liabilities	29	29	29

Total liabilities	805	26,434	13,309

Commitments and contingencies (Note 13)
Shareholders' equity (deficit):
Common shares, no par value; 17,500,000 and unlimited shares authorized as of December 31, 2015 and September 30, 2016 (unaudited), respectively; 11,569,000 and 13,088,500 shares issued and outstanding as of December 31, 2015 and September 30, 2016 (unaudited), respectively; 14,433,874 shares issued and outstanding, pro forma as of September 30, 2016 (unaudited)	8,665	19,944	33,069
Additional paid-in capital	4,258	8,552	8,552
Accumulated deficit	(11,779)	(49,775)	(49,775)

Total Biohaven Pharmaceutical Holding Company Ltd. shareholders' equity (deficit)	1,144	(21,279)	(8,154)
Non-controlling interests	(57)	(126)	(126)

Total shareholders' equity (deficit)	1,087	(21,405)	(8,280)

Total liabilities and shareholders' equity (deficit)	$1,892	$5,029	$5,029

The accompanying notes are an integral part of these consolidated financial statements.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2015	2016
		(as restated)
Operating expenses:
Research and development	$4,987	$35,137
General and administrative	660	2,657

Total operating expenses	5,647	37,794

Loss from operations	(5,647)	(37,794)

Other income (expense):
Interest expense	—	(93)
Other income (expense), net	(231)	(178)

Total other income (expense), net	(231)	(271)

Net loss and comprehensive loss	(5,878)	(38,065)
Less: Net income (loss) attributable to non-controlling interests	5	(69)

Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(5,883)	$(37,996)

Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd.—basic and diluted	$(0.54)	$(3.05)

Weighted average common shares outstanding—basic and diluted	10,823,619	12,447,153

Pro forma net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd.—basic and diluted (unaudited)		$(2.95)

Pro forma weighted average common shares outstanding—basic and diluted (unaudited)		12,859,604

The accompanying notes are an integral part of these consolidated financial statements.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

						Total Biohaven Pharmaceutical Holding Company Ltd. Shareholders' Equity (Deficit)
	Common Shares			Note Receivable from Shareholder				Total Shareholders' Equity (Deficit)
			Additional Paid-in Capital		Accumulated Deficit		Non-Controlling Interests
	Shares	Amount
Balances as of December 31, 2015	11,569,000	$8,665	$4,258	$—	$(11,779)	$1,144	$(57)	$1,087
Issuance of common shares, net of offering costs of $120	1,519,500	11,279	—	—	—	11,279	—	11,279
Issuance of common share warrant in connection with license agreement (Note 11)	—	—	2,127	—	—	2,127	—	2,127
Share-based compensation expense	—	—	2,167	—	—	2,167	—	2,167
Net loss (as restated)	—	—	—	—	(37,996)	(37,996)	(69)	(38,065)

Balances as of September 30, 2016 (as restated)	13,088,500	$19,944	$8,552	$—	$(49,775)	$(21,279)	$(126)	$(21,405)

The accompanying notes are an integral part of these consolidated financial statements.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2015	2016
		(as restated)
Cash flows from operating activities:
Net loss	$(5,878)	$(38,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	454	2,167
Depreciation expense	1	2
Non-cash interest expense	—	93
Fair value of contingent equity liability under license agreement	—	13,125
Fair value of warrants issued as consideration for license agreement	1,231	2,127
Change in fair value of warrant liability	—	(2)
Change in fair value of derivative liability	231	105
Loss from equity method investment	—	75
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(438)	(484)
Accounts payable	44	982
Accrued expenses	232	6,426

Net cash used in operating activities	(4,123)	(13,449)

Cash flows from investing activities:
Purchases of property and equipment	—	(5)
Purchase of equity method investment	—	(3,000)

Net cash used in investing activities	—	(3,005)

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	5,000
Payments of debt issuance costs	—	(171)
Proceeds from issuance of common shares	4,101	11,399
Payments of offering costs	(37)	(67)
Collection of note receivable from shareholder	500	—

Net cash provided by financing activities	4,564	16,161

Net increase (decrease) in cash	441	(293)
Cash at beginning of period	1,772	1,460

Cash at end of period	$2,213	$1,167

Supplemental disclosure of non-cash investing and financing activities:
Offering costs included in accrued expenses	$—	$71
Debt issuance costs included in accrued expenses	$—	$26
Issuance of warrants to guarantor and co-guarantor of notes payable	$—	$934

The accompanying notes are an integral part of these consolidated financial statements.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1. Nature of the Business, Basis of Presentation and Restatement

        Biohaven Pharmaceutical Holding Company Ltd. (the "Company") was incorporated in Tortola, British Virgin Islands in September 2013. The Company is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurologic diseases, including rare disorders. The Company's product candidates are small molecules based on two distinct mechanistic platforms—calcitonin gene-related peptide ("CGRP") receptor antagonists and glutamate modulators—which the Company believes have the potential to significantly alter existing treatment approaches across a diverse set of neurological indications with high unmet need in both large markets and orphan indications. The most advanced product candidate from the Company's CGRP receptor antagonist platform is rimegepant, which the Company is developing for the acute treatment of migraine and for which it intends to initiate two Phase 3 clinical trials in the second half of 2017. The most advanced product candidate from the Company's glutamate modulation platform is trigriluzole, which the Company is developing for the treatment of ataxias with an initial focus on spinocerebellar ataxia ("SCA"). The Company has received orphan drug designation from the U.S. Food and Drug Administration ("FDA") for trigriluzole in SCA, and the Company began a Phase 2/3 clinical trial in SCA in December 2016. The Company's second most advanced product candidate from its glutamate modulation platform is BHV-0223, which the Company is developing for the treatment of amyotrophic lateral sclerosis ("ALS"), a neurodegenerative disease that affects nerve cells in the brain and spinal cord. The Company has received orphan drug designation from the FDA for BHV-0223 in ALS.

        The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company's product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

        The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business. Through December 31, 2015 and September 30, 2016 (unaudited), the Company has funded its operations primarily with proceeds from the sale of common shares and borrowings under a credit agreement. The Company has incurred recurring losses since its inception, including a net loss of $10,066 for the year ended December 31, 2015 and $38,065 for the nine months ended September 30, 2016 (unaudited). In addition, as of December 31, 2015 and September 30, 2016 (unaudited), the Company had an accumulated deficit of $11,779 and $49,775, respectively. The Company expects to continue to generate operating losses for the foreseeable future. As of February 13, 2017, the Company expects that its cash of $1,167 as of September 30, 2016 (unaudited), together with the $38,270 of net cash proceeds received from the initial closing of the Company's sale of Series A preferred shares in October 2016 (see Note 15), will be sufficient to fund its operating expenses and capital expenditure requirements through June 30, 2017. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations. The circumstances

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1. Nature of the Business, Basis of Presentation and Restatement (Continued)

described above raise substantial doubt about the Company's ability to continue as a going concern as of December 31, 2015 and September 30, 2016 (unaudited). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As of February 13, 2017, the Company expects to receive gross proceeds of approximately $40,000 from the second and final closing of its Series A preferred share offering, planned for late February 2017 (see Note 15).

        The Company is also seeking to complete an initial public offering of its common shares. Upon the closing of a qualified public offering on specified terms, the Company's outstanding convertible preferred shares will automatically convert into common shares (see Note 15).

        To execute its business plans, the Company will need substantial funding to support its continuing operations and pursue its growth strategy. Until such time as the Company can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of public or private equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. In the event the Company does not complete an initial public offering, the Company expects to seek additional funding through private equity financings, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company's shareholders. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

        The Company has historically outsourced all of the research and clinical development for its programs under a master services agreement (the "MSA") with Biohaven Pharmaceuticals, Inc. ("BPI"). BPI was incorporated in the state of Delaware in July 2013. The three founders of BPI, each of whom beneficially owned one-third of the equity of BPI prior to the Company's acquisition of BPI on December 31, 2016 (see Note 15), are shareholders of the Company and also serve as the Company's Chairman of the board of directors, Chief Executive Officer, and Chief Medical Officer, respectively (see Note 14). BPI is a contract research organization ("CRO") whose only customer is the Company. Since its incorporation, substantially all of the operations of BPI have been performed in service to the Company under the terms of the MSA, and substantially all of the funding for the operations of BPI was provided by the Company. The Company has determined that (i) it has the authority to direct the activities of BPI that most significantly impact the economics of the entity and (ii) the equity at risk in BPI is insufficient to finance its operations. As a result, the Company is deemed to have had a variable interest in BPI, and BPI is deemed to be a variable interest entity ("VIE") of which the Company is the primary beneficiary. Accordingly, since the date of its incorporation in September 2013, the Company has consolidated the results of BPI. Upon original consolidation, the Company applied purchase accounting by recording the fair values of BPI's assets acquired and liabilities assumed, which were determined to be zero because BPI had not yet commenced any operations. For each of the periods presented in the accompanying consolidated financial statements,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1. Nature of the Business, Basis of Presentation and Restatement (Continued)

100% of the equity in BPI is reflected as non-controlling interest within shareholders' deficit on the consolidated balance sheet. On December 31, 2016, the Company acquired 100% of the issued and outstanding shares of BPI (see Note 15), and as a result, for periods subsequent to the acquisition, the Company will not report any non-controlling interest related to BPI.

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company and its subsidiaries as well as BPI, a variable interest entity, after elimination of all significant intercompany accounts and transactions.

  Restatement

        In March 2017, in connection with the Company's preparation of its consolidated financial statements for the year ended December 31, 2016, the Company determined that the effective date of its license agreement with AstraZeneca AB ("AstraZeneca") was October 5, 2016, rather than September 30, 2016, as previously reported in the Company's unaudited consolidated financial statements as of and for the nine months ended September 30, 2016. As a result, expenses and liabilities related to the Company's license agreement with AstraZeneca were incorrectly recognized in the financial statements as of and for the nine months ended September 30, 2016, rather than as of and for the three and twelve months ended December 31, 2016. Accordingly, the accompanying unaudited consolidated financial statements as of and for the nine months ended September 30, 2016 have been restated to correct the identified error.

        The following tables present the impact of the error correction on the Company's unaudited consolidated balance sheet as of September 30, 2016 and on its unaudited consolidated statements of operations and comprehensive loss and of cash flows for the nine months ended September 30, 2016.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1. Nature of the Business, Basis of Presentation and Restatement (Continued)

  Consolidated Balance Sheet

	September 30, 2016
	As Previously Reported	Restatement Adjustments	As Restated
Assets
Current assets:
Cash	$1,167	$—	$1,167
Prepaid expenses and other current assets	911	—	911

Total current assets	2,078	—	2,078
Property and equipment, net	8	—	8
Other assets	18	—	18
Equity method investment (Note 5)	2,925	—	2,925

Total assets	$5,029	$—	$5,029

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Notes payable, net of discount	$3,953	$—	$3,953
Accounts payable	1,050	—	1,050
Accrued expenses	11,793	(5,000)	6,793

Total current liabilities	16,796	(5,000)	11,796
Warrant liability	932	—	932
Derivative liability	552	—	552
Contingent equity liability	21,675	(8,550)	13,125
Other long-term liabilities	29	—	29

Total liabilities	39,984	(13,550)	26,434

Commitments and contingencies (Note 13)
Shareholders' equity (deficit):
Common shares, no par value	19,944	—	19,944
Additional paid-in capital	8,552	—	8,552
Accumulated deficit	(63,325)	13,550	(49,775)

Total Biohaven Pharmaceutical Holding Company Ltd.
shareholders' equity (deficit)	(34,829)	13,550	(21,279)
Non-controlling interests	(126)	—	(126)

Total shareholders' equity (deficit)	(34,955)	13,550	(21,405)

Total liabilities and shareholders' equity (deficit)	$5,029	$—	$5,029

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1. Nature of the Business, Basis of Presentation and Restatement (Continued)

  Consolidated Statement of Operations and Comprehensive Loss

	Nine Months Ended September 30, 2016
	As Previously Reported	Restatement Adjustments	As Restated
Operating expenses:
Research and development	$48,687	$(13,550)	$35,137
General and administrative	2,657	—	2,657

Total operating expenses	51,344	(13,550)	37,794

Loss from operations	(51,344)	13,550	(37,794)

Other income (expense):
Interest expense	(93)	—	(93)
Other income (expense), net	(178)	—	(178)

Total other income (expense), net	(271)	—	(271)

Net loss and comprehensive loss	(51,615)	13,550	(38,065)
Less: Net loss attributable to non-controlling interests	(69)	—	(69)

Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(51,546)	$13,550	$(37,996)

Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd.—basic and diluted	$(4.14)	$1.09	$(3.05)

Weighted average common shares outstanding—basic and diluted	12,447,153	—	12,447,153

Pro forma net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd.—basic and diluted (unaudited)	$(4.01)	$1.06	$(2.95)

Pro forma weighted average common shares outstanding—basic and diluted (unaudited)	12,863,532	(3,928)	12,859,604

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1. Nature of the Business, Basis of Presentation and Restatement (Continued)

  Consolidated Statement of Cash Flows

	Nine Months Ended September 30, 2016
	As Previously Reported	Restatement Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(51,615)	$13,550	$(38,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	2,167	—	2,167
Depreciation expense	2	—	2
Non-cash interest expense	93	—	93
Fair value of contingent equity liability under license agreement	21,675	(8,550)	13,125
Fair value of warrants issued as consideration for license agreement	2,127	—	2,127
Change in fair value of warrant liability	(2)	—	(2)
Change in fair value of derivative liability	105	—	105
Loss from equity method investment	75	—	75
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(484)	—	(484)
Accounts payable	982	—	982
Accrued expenses	11,426	(5,000)	6,426

Net cash used in operating activities	(13,449)	—	(13,449)

Cash flows from investing activities:
Purchases of property and equipment	(5)	—	(5)
Purchase of equity method investment	(3,000)	—	(3,000)

Net cash used in investing activities	(3,005)	—	(3,005)

Cash flows from financing activities:
Proceeds from issuance of notes payable	5,000	—	5,000
Payments of debt issuance costs	(171)	—	(171)
Proceeds from issuance of common shares	11,399	—	11,399
Payments of offering costs	(67)	—	(67)

Net cash provided by financing activities	16,161	—	16,161

Net decrease in cash	(293)	—	(293)
Cash at beginning of period	1,460	—	1,460

Cash at end of period	$1,167	$—	$1,167

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual for research and development expenses and the valuation of common shares, stock options, warrants, derivative instruments and contingent equity instruments. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

  Unaudited Interim Financial Information

        The accompanying consolidated balance sheet as of September 30, 2016 (unaudited), the consolidated statements of operations and comprehensive loss and of cash flows for the nine months ended September 30, 2015 and 2016 (unaudited), and the consolidated statement of shareholders' equity (deficit) for the nine months ended September 30, 2016 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's financial position as of September 30, 2016 and the results of its operations and its cash flows for the nine months ended September 30, 2015 and 2016. The financial data and other information disclosed in these consolidated notes related to the nine months ended September 30, 2015 and 2016 are unaudited. The results for the nine months ended September 30, 2016 are not necessarily indicative of results to be expected for the year ending December 31, 2016, any other interim periods, or any future year or period.

  Unaudited Pro Forma Information

        The accompanying unaudited pro forma consolidated balance sheet as of September 30, 2016 has been prepared to give effect, upon the closing of a qualified initial public offering, to the issuance of an aggregate of 1,345,374 common shares to Bristol Myers-Squibb Company ("BMS") pursuant to the Company's license agreement with BMS (see Note 11) as if the proposed initial public offering had occurred on September 30, 2016.

        In the accompanying consolidated statements of operations and comprehensive loss, the unaudited pro forma basic and diluted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. for the nine months ended September 30, 2016 have been prepared to give effect, upon the closing of a qualified initial public offering, to the issuance of an aggregate of 1,345,374 common shares to BMS pursuant to the Company's license agreement with BMS (see Note 11) as if the proposed initial public offering had occurred on the later of January 1, 2015 or the date the Company entered into the license agreement.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

  Deferred Offering Costs

        The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in shareholders' equity (deficit) as a reduction of proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. The Company did not record any deferred offering costs as of December 31, 2015. The Company recorded deferred offering costs of $18 as of September 30, 2016 (unaudited) related to the Series A Preferred Financing (see Note 15).

  Equity Method Investments

        Investments in non-public companies in which the Company owns less than a 50% equity interest and where it exercises significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. The Company's proportionate share of the net income or loss of the equity method investment is included in other income (expense), net in the consolidated statement of operations and comprehensive loss and results in a corresponding adjustment to the carrying value of the investment on the consolidated balance sheet. Dividends received reduce the carrying value of the investment. The Company periodically reviews the carrying value of its investment to determine if there has been an other-than-temporary decline in carrying value. A variety of factors are considered when determining if a decline in carrying value is other than temporary, including, among other factors, the financial condition and business prospects of the investee as well as the Company's intent with regard to the investment.

  Fair Value Measurements

        Certain assets of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

  •
  Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

        The Company's warrant liability, derivative liability and contingent equity liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of other current assets, accounts payable, accrued expenses and notes payable approximate their fair values due to the short-term nature of these assets and liabilities.

  Research and Development Costs

        Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, share-based compensation and benefits, facilities costs, depreciation, third-party license fees, and external costs of outside vendors engaged to conduct clinical development activities and clinical trials as well as to manufacture clinical trial materials. Non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

  Research Contract Costs and Accruals

        The Company has entered into various research and development-related contracts with companies both inside and outside of the United States. These agreements are cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company's estimates. The Company's historical accrual estimates have not been materially different from the actual costs.

  Warrant Liability

        In connection with entering into a credit agreement (see Note 7), the Company agreed to issue warrants to purchase common shares to the guarantor and co-guarantor of its obligations under the agreement (see Note 7). The Company classifies the warrants as a liability on its consolidated balance sheet because each warrant represents a freestanding financial instrument that is not indexed to the Company's own shares. The warrant liability was initially recorded at fair value upon entering into the credit agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

  Derivative Liability

        The Company's license agreement with Yale University ("Yale") (see Note 11) provides for a change-of-control payment to Yale upon the occurrence of a change-of-control event, as defined in the agreement, including an initial public offering. The Company classifies the change-of-control payment obligation as a liability on its consolidated balance sheet because it represents a contingent obligation to pay a variable amount of cash that may be based, in part, on the value of the Company's own shares. The derivative liability was initially recorded at fair value upon entering into the license agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the derivative liability will continue to be recognized until a change-of-control event occurs.

  Contingent Equity Liability

        The Company's license agreements with AstraZeneca and BMS (see Note 11) require the Company to issue shares of capital stock upon the occurrence of specified financing or change-of-control events or development milestones, as defined in the agreements. In each agreement, the class and number of shares to be issued upon a triggering event were not known upon entering into the license agreements; however, the dollar amount of the shares to be issued upon a triggering event is fixed. The Company classifies these contingent obligations to issue shares as a liability on its consolidated balance sheet because each represents an obligation to issue a variable number of shares for a fixed dollar amount. Each contingent equity liability was initially recorded at fair value upon entering into each respective agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair values of the contingent equity liabilities are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the contingent equity liabilities will continue to be recognized until the occurrence of a respective triggering event.

  Net Loss per Share Attributable to Biohaven Pharmaceutical Holding Company Ltd.

        Basic net loss per common share is calculated by dividing the net loss attributable to Biohaven Pharmaceutical Holding Company Ltd. for the period by the weighted average number of common shares outstanding during each period.

        Diluted net loss per common share is calculated by dividing the net loss attributable to Biohaven Pharmaceutical Holding Company Ltd. for the period by the weighted average number of common shares and potential common shares outstanding during each period. The number of potential common shares, which consist of options and warrants to purchase common shares, is determined using the treasury stock method. Diluted net loss per common share excludes potential common shares if their effect on the calculation is anti-dilutive. Accordingly, in periods in which the Company reports a net loss attributable to Biohaven Pharmaceutical Holding Company Ltd., diluted net loss per share is the same as basic net loss per share because the effect of potential common shares on the calculation is anti-dilutive.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

  Recently Adopted Accounting Pronouncements

        In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). The new standard involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. The new standard will be effective for the Company on January 1, 2017 with early adoption permitted. The Company has elected to early adopt ASU 2016-09 and has reflected the adoption in the consolidated financial statements of the Company. The adoption of ASU 2016-09 had no material impact on the Company's financial position, results of operations or cash flows.

        In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"). ASU 2015-17 requires deferred tax liabilities and assets to be classified as non-current in the consolidated balance sheet. ASU 2015-17 is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company elected to early adopt this guidance retrospectively to all periods presented, and its adoption had no impact on the Company's financial position, results of operations or cash flows.

        In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"), which requires that debt issuance costs related to a debt liability be presented in the balance sheet as a direct reduction in the carrying amount of that debt liability. The amendments in ASU 2015-03 are effective for the annual periods ending after December 15, 2015. The Company adopted the standard retrospectively to all periods presented on the required effective date of January 1, 2016, and its adoption had no material impact on the Company's financial position, results of operations or cash flows.

        In November 2014, the FASB issued ASU No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity ("ASU 2014-16"). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). The Company adopted the standard retrospectively to all periods presented on the required effective date of January 1, 2016, and its adoption had no material impact on the Company's financial position, results of operations or cash flows.

  Recently Issued Accounting Pronouncements

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory ("ASU 2016-16"), which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The standard is effective for annual periods beginning after December 15, 2017, including interim periods

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2016-16 will have on its consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"), to address diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2016-15 will have on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASU 2016-02 (ASC Topic 842) supersedes the previous leases standard, ASC 840, Leases. The standard is effective for public entities for annual periods beginning after December 15, 2018 and for interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

        In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). The amendments in this update will explicitly require a company's management to assess an entity's ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The new standard will be effective in the first annual period ending after December 15, 2016. Early application is permitted. This guidance relates to footnote disclosure only, and its adoption will not impact the Company's financial position, results of operations or cash flows.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which supersedes existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle, and will require companies to use more judgment and make more estimates than under the current guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

such that the standard is effective for public entities for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. Early adoption of the standard is permitted for annual periods beginning after December 15, 2016. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations ("ASU 2016-08"), which further clarifies the implementation guidance on principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments in this update reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments in this update also provide implementation guidance on determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"), which clarifies the objective of the collectability criterion, presentation of taxes collected from customers, non-cash consideration, contract modifications at transition, completed contracts at transition and how guidance in ASU 2014-09 is retrospectively applied. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective dates and transition requirements as ASU 2014-09. The Company is currently evaluating the impact that the adoption that these standards will have on its consolidated financial statements, if and when it generates revenue.

3. Fair Value of Financial Assets and Liabilities

        The following tables present information about the Company's financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of December 31, 2015 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$447	$447

	$—	$—	$447	$447

	Fair Value Measurements as of September 30, 2016 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$932	$932
Derivative liability	—	—	552	552
Contingent equity liability (as restated)	—	—	13,125	13,125

	$—	$—	$14,609	$14,609

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

3. Fair Value of Financial Assets and Liabilities (Continued)

  Valuation of Warrant Liability

        The warrant liability in the table above is composed of the fair value of warrants to purchase common shares that the Company agreed to issue to the guarantor and co-guarantor of its obligations under a credit agreement (see Note 7). The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company utilized a Monte Carlo simulation, which is a statistical method used to generate a defined number of share price paths to develop a reasonable estimate of the range of the future expected share prices, to value the warrant liability. The Monte Carlo simulation incorporated assumptions and estimates to value the warrant liability. Estimates and assumptions impacting the fair value measurement included the estimated probability of adjusting the exercise price of the warrants, the number of shares for which the warrants will be exercisable, the fair value per share of the underlying common shares issuable upon exercise of the warrants, the remaining contractual term of the warrants, the risk-free interest rate, the expected dividend yield, and the expected volatility of the price of the underlying common shares. The Company estimated the fair value per share of its common shares by taking into consideration the most recent arm's-length sale of its common shares or third-party valuation of its common shares as well as additional factors that the Company deemed relevant. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its shares. Therefore, it estimated its expected share volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

  Valuation of Derivative Liability

        The fair value of the derivative liability recognized in connection with the Company's license agreement with Yale (see Note 11) was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the derivative liability was determined using the probability-weighted expected return method ("PWERM"), which considered as inputs the type and probability of occurrence of a change-of-control event, the amount of the payment, the expected timing of a change-of-control event and a risk-adjusted discount rate.

  Valuation of Contingent Equity Liability

        The fair value of the contingent equity liability recognized in connection with the Company's license agreement with BMS (see Note 11) was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the contingent equity liability was determined using the PWERM, which considered as inputs the probability of occurrence of events that would trigger the issuance of shares, the expected timing of such events, the value of the contingently issuable equity and a risk-adjusted discount rate. As of July 8, 2016 (unaudited) and September 30, 2016 (unaudited), the assumed probability of occurrence of the event that was most probable of triggering the issuance of shares was 70%, the expected timing of such an event was estimated

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

3. Fair Value of Financial Assets and Liabilities (Continued)

to be less than one year, the value of the contingently issuable equity was $18,750 and the discount rate was assessed to be 0%. Based on these inputs, the Company determined that the fair value of the contingent equity liability was $13,125 as of July 8, 2016 (unaudited), the date the Company entered into the license agreement with BMS, and $13,125 as of September 30, 2016 (unaudited).

        The following table provides a roll forward of the aggregate fair values of the Company's warrant liability, derivative liability and contingent equity liability, for which fair value is determined by Level 3 inputs:

	Warrant Liability	Derivative Liability	Contingent Equity Liability
			(as restated)
Balance at December 31, 2015	$—	$447	$—
Initial fair value of warrant liability	934	—	—
Initial fair value of contingent equity liability	—	—	13,125
Change in fair value	(2)	105	—

Balance at September 30, 2016	$932	$552	$13,125

4. Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consisted of the following:

	December 31, 2015	September 30, 2016
Prepaid clinical trial costs	$387	$895
Other	40	16

	$427	$911

5. Equity Method Investment

        On August 29, 2016, the Company executed a stock purchase agreement with Kleo Pharmaceuticals, Inc. ("Kleo") to purchase 3,000,000 shares of common stock in an initial closing, with a commitment to purchase an aggregate of 5,500,000 additional shares of common stock, in each case at a share price of $1.00 per share (the "Kleo SPA"). Kleo is a development-stage biopharmaceutical company focused on advancing the field of immunotherapy by developing small molecules that emulate biologics. Under the terms of the Kleo SPA, the Company committed to purchase 3,000,000 shares upon the initial closing on August 31, 2016 (the "Initial Closing"), and the remaining 5,500,000 shares are to be purchased in four equal tranches of 1,375,000 shares beginning six months from the initial closing and then every three months thereafter.

        In connection with the Kleo SPA, the Company agreed in August 2016 to purchase an additional 500,000 shares of Kleo common stock in January 2017 from an officer and stockholder of Kleo, at a price of $1.00 per share. The Company completed that purchase in March 2017 (see Note 15).

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

5. Equity Method Investment (Continued)

        The Company has a variable interest in Kleo through its equity investment. Kleo is a variable interest entity due to the equity investment at risk being insufficient to finance its activities. An assessment of whether or not the Company has the power to direct activities that most significantly impact Kleo's economic performance and to identify the party that obtains the majority of the benefits of the investment was performed as of the investment date and as September 30, 2016 (unaudited), and will be performed as of each subsequent reporting date. The Company concluded that the activities that most significantly impact Kleo's economic performance are the ability to direct the research activities, the ability to select vendors to perform the research, the ability to maintain research staff and the ability to raise additional funds. Based on the outcome of this assessment, the Company concluded that consolidation of Kleo is not appropriate, and has therefore accounted for the investment under the equity method.

        The Company's purchase of 3,000,000 shares of Kleo's common stock represented an 18.6% interest in the outstanding shares of Kleo on September 30, 2016 (unaudited). In connection with the investment, the Company also received the right to designate two of the five members of Kleo's board of directors. The Company accounts for its investment in Kleo under the equity method of accounting. The Company recorded its initial investment in Kleo based on the $3,000 cost of the investment. The difference between the cost of the Company's investment in Kleo and its proportionate share of the net assets of Kleo was allocated to goodwill and indefinite-lived intangible assets. The Company will record future adjustments to the carrying value of its investment at each reporting date equal to its proportionate share of Kleo's net income or loss for the corresponding period. The Company recorded other expense of $75 for the nine months ended September 30, 2016 (unaudited), and a corresponding reduction in the carrying amount of its investment in Kleo at September 30, 2016 (unaudited) for its proportionate share of Kleo's net loss for the period in which the investment was held.

        The carrying amount of the Company's investment in Kleo was $2,925 as of September 30, 2016 (unaudited) and is reported as equity method investment on the consolidated balance sheet. The carrying value of the investment represents the Company's maximum loss exposure as of September 30, 2016 (unaudited).

        Summarized financial information for Kleo was as follows:

September 30, 2016
(unaudited)
Current assets	$3,827
Total assets	$3,827
Current liabilities	$5
Total liabilities	$5

Nine Months Ended September 30, 2016
(unaudited)
Revenue	$—
Operating expenses	$878
Net loss	$(878)

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

6. Accrued Expenses

        Accrued expenses consisted of the following:

	December 31, 2015	September 30, 2016
		(as restated)
Accrued license agreement fees	$—	$4,500
Accrued employee compensation and benefits	9	296
Accrued clinical trial costs	104	1,309
Accrued professional fees	82	409
Other	66	279

	$261	$6,793

7. Notes Payable

        On August 30, 2016, the Company entered into a one-year credit agreement (the "Credit Agreement") with Wells Fargo Bank, National Association ("Wells Fargo") providing for a term loan in the principal amount of $5,000 (the "Loan") and borrowed the full $5,000 available under the agreement. Borrowings under the Credit Agreement bear interest at a rate equal to monthly LIBOR plus 1.50% per annum, and the agreement requires monthly, interest-only payments beginning on September 30, 2016 through August 30, 2017 (the "Maturity Date"), when all amounts of unpaid principal and interest become due. The monthly LIBOR rate is reset each month ("LIBOR Period"). As of September 30, 2016 (unaudited), the interest rate applicable to the Loan was 2.05% per annum. In the event of a default, the interest rate applicable is equal to the monthly LIBOR rate then in effect, increased by 4.0% per annum. The Company's obligations under the Credit Agreement are guaranteed by an outside director and shareholder of the Company (the "Guarantor"). A second outside director and shareholder of the Company entered into a guaranty agreement with the Guarantor under which the second director agreed to reimburse the Guarantor for one-half of any guaranty obligations that the Guarantor pays to Wells Fargo.

        The Credit Agreement also provides that the Company may voluntarily prepay the Loan at any time; however, if the Company elects to prepay the Loan or the Loan otherwise is accelerated and becomes payable prior to the Maturity Date, the Company will pay a prepayment premium, which will be the additional interest that would have accrued if the Loan remained outstanding through the end of the current monthly LIBOR Period.

        The Loan is guaranteed by the Guarantor pursuant to a continuing guaranty agreement entered into between the Guarantor and Wells Fargo. The Guarantor entered into a separate guaranty agreement with another outside director and shareholder of the Company (the "Co-Guarantor"), pursuant to which the Co-Guarantor agreed to reimburse the Guarantor for one half of any guaranty obligations paid by the Guarantor to Wells Fargo.

        There were no principal payments due or paid under the Credit Agreement during the nine months ended September 30, 2016 (unaudited).

        In connection with entering into the Credit Agreement on August 30, 2016, the Company agreed to issue warrants to purchase $1,000 of common shares to each of the Guarantor and Co-Guarantor. The

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

7. Notes Payable (Continued)

number of common shares issuable upon exercise of each warrant is determined by dividing $1,000 by the price per share paid by investors in the Series A Preferred Financing (see Note 15).

        The Company determined that the obligation to issue the warrants represented a liability that was considered outstanding for accounting purposes on August 30, 2016, the date of the Credit Agreement (see Note 8). The fair value of the warrant liability upon issuance represented a premium paid for the guaranty of the Loan, and, accordingly, the Company recorded the issuance-date fair value of the warrant liability of $934 as a debt discount and as a warrant liability in the Company's consolidated balance sheet. In addition, the Company paid an arrangement fee of $150 to the lender and incurred legal costs of $47, both of which were recorded as a debt discount. The debt discount is reflected as a reduction of the carrying value of the notes payable on the Company's consolidated balance sheet and is being amortized to interest expense over the term of the note using the effective interest method.

        The Company recognized interest expense of $93 during the nine months ended September 30, 2016 (unaudited), including $84 related to the accretion of the debt discount. As of September 30, 2016 (unaudited), the unamortized debt discount was $1,047.

8. Warrants

  ALS Biopharma Warrants

        On August 10, 2015, as partial consideration issued in connection with a license agreement with ALS Biopharma LLC ("ALS Biopharma") (see Note 11), the Company issued to ALS Biopharma a warrant to purchase 275,000 common shares at an exercise price of $5.60 per share. The warrant was immediately exercisable upon issuance and expires 10 years from the issuance date. The warrant was classified as equity and recorded at its fair value on the date of issuance, which was estimated to be $1,231 using the Black-Scholes option-pricing model with the following assumptions: 89.9% volatility; 2.20% risk-free interest rate; 10-year expected term; and no dividend yield. The issuance-date fair value of the warrant was recorded as research and development expense in the consolidated statement of operations and comprehensive loss, and as additional paid-in capital in the consolidated balance sheet.

        On August 10, 2015, in connection with the same license agreement, the Company issued to ALS Biopharma a warrant to purchase 325,000 common shares at an exercise price of $5.60 per share. The warrant became exercisable upon the Company's filing of an investigational new drug application ("IND") for a patented product under the license agreement, and expires 10 years from the issuance date. On May 31, 2016, the Company filed an IND for a patented product under the license agreement. The warrant was classified as equity and recorded at its fair value on May 31, 2016, which was estimated to be $2,127 using the Black-Scholes option-pricing model with the following assumptions: 85.7% volatility; 1.84% risk-free interest rate; 10-year expected term; and no dividend yield. The issuance-date fair value of the warrant was recorded as research and development expense in the consolidated statement of operations and comprehensive loss, and as additional paid-in capital in the consolidated balance sheet.

  Guarantor and Co-Guarantor Warrants

        The Company agreed to issue warrants to purchase $1,000 of common shares to each of the Guarantor and Co-Guarantor of the Credit Agreement (see Note 7). The number of common shares

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

8. Warrants (Continued)

issuable upon exercise of each warrant is determined by dividing $1,000 by the price per share paid by investors in the Series A Preferred Financing (see Note 15). As of September 30, 2016, the Series A Preferred Financing had not been completed and the warrants had not yet been issued.

        The Company determined that the obligation to issue the warrants represented a liability that was considered outstanding for accounting purposes on August 30, 2016, the date the Company entered into the Credit Agreement. The Company classifies the warrants as a liability on its consolidated balance sheet because each warrant represents a freestanding financial instrument that is not indexed to the Company's own shares. The warrant liability was initially recorded at fair value upon entering into the Credit Agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the Company's consolidated statement of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

        The fair value of the warrant liability was determined to be $934 on the date of issuance. The Company remeasured the liability as of September 30, 2016 (unaudited) and determined that the fair value of the warrant liability was $932, resulting in a gain of $2 recorded within other income (expense), net in the consolidated statements of operations for the nine months ended September 30, 2016 (unaudited).

        On January 26, 2017, the Company issued the warrants to the Guarantor and Co-Guarantor (see Note 15). The warrants were immediately exercisable and expire upon the earlier to occur of (i) the fifth anniversary of the issuance date of the warrants and (ii) the second anniversary of the Company's initial public offering.

9. Common Shares

        As of December 31, 2015, the Company's memorandum and articles of association, as amended and restated, authorized the Company to issue 17,500,000 shares of no par value common shares. Subject to the June 2016 amendment to the Company's memorandum and articles of association, as of September 30, 2016 (unaudited), the Company was authorized to issue an unlimited number of no par value common shares.

        Each common share entitles the holder to one vote on all matters submitted to a vote of the Company's shareholders. Common shareholders are entitled to receive dividends, as may be declared by the board of directors, if any. Through December 31, 2015 and September 30, 2016 (unaudited), no dividends have been declared.

        In February 2016, the Company issued 429,000 common shares at an issuance price of $7.00 per share for proceeds of $2,980, net of issuance costs of $23.

        In May 2016 and July 2016 the Company issued an aggregate of 1,090,500 common shares at an issuance price of $7.70 per share for proceeds of $8,299, net of issuance costs of $97.

        In July 2016, concurrently with the issuance of the Company's common shares to Connecticut Innovations Incorporated ("CII"), the Company and CII entered into a put agreement (the "Put Agreement"). The Put Agreement grants CII the right to sell (the "Put Option") to the Company all or

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

9. Common Shares (Continued)

any part of CII's warrant rights (if any), shares (if any) or notes (if any). The Put Option becomes exercisable upon the Company's breach of the covenant to maintain a presence in Connecticut, as defined in the Put Agreement. Upon CII's exercise of the Put Option, the Company would be obligated to purchase CII's shares for a price that is the greater of (i) the current market price of such share and (ii) the original purchase price of such share. The right to put the shares will terminate at such time that the shares may be sold (i) pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act"), (ii) pursuant to Rule 144 promulgated under the Securities Act, but in each case, only after the termination of any applicable "lock-up" restrictions and, in the case of (ii), only if the common shares are then listed for trading on a national securities exchange. The fair value of the Put Option was determined to be $0 upon execution of the agreement because the ability to maintain a presence in Connecticut is within the Company's control.

10. Share-Based Compensation

        The Company's 2014 Equity Incentive Plan, as amended, (the "2014 Plan") provides for the Company to sell or issue common shares or restricted common shares, or to grant incentive stock options or nonqualified stock options for the purchase of common shares, to employees, members of the board of directors and consultants of the Company. The total number of common shares that may be issued under the 2014 Plan was 4,000,000 shares as of September 30, 2016 (unaudited), of which 752,500 shares remained available for future grant as of September 30, 2016 (unaudited).

        There were no stock options granted, exercised or forfeited during the nine months ended September 30, 2015 or 2016 (unaudited).

        Share-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows:

	Nine Months Ended September 30,
	2015	2016
Research and development expenses	$268	$1,039
General and administrative expenses	186	1,128

	$454	$2,167

        As of September 30, 2016 (unaudited), total unrecognized compensation cost related to the unvested share-based awards was $3,523, which is expected to be recognized over weighted average periods of 1.50 years.

11. License Agreements

  Yale Agreement

        In September 2013, the Company entered into an exclusive license agreement with Yale (the "Yale Agreement") to obtain a license to certain patent rights for the commercial development, manufacture, distribution, use and sale of products and processes resulting from the development of those patent rights,

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

related to the use of riluzole in treating various neurological conditions, such as general anxiety disorder, post-traumatic stress disorder and depression. As part of the consideration for this license, the Company issued Yale 250,000 common shares and granted Yale the right to purchase up to 10% of the securities issued in specified future equity offerings by the Company. In the event that Yale's fully diluted ownership position following the closing of the Company's first two financings with institutional investors resulting in an investment of at least $3,500 fell below 1% of the Company's fully diluted common shares outstanding, the Company would be required to issue to Yale an additional number of shares of common shares such that Yale's ownership position is restored to no less than 1%. The obligation to contingently issue equity to Yale was determined to be a liability, which was accounted for at fair value and remeasured at each reporting date. The fair value of the obligation at inception of the Yale Agreement was $0 based on the Company's assessment that the probability of issuing additional shares that would reduce Yale's ownership percentage below 1% was remote. The fair value of the liability remained at $0 through the completion of the Company's common share issuances in January 2014 and July 2015, at which time the contingent obligation terminated, as Yale's ownership position remained above 1%.

        The Yale Agreement provides for a change-of-control payment to Yale upon the occurrence of a change-of-control event, as defined in the agreement, including an initial public offering. Upon the occurrence of a change-of-control event, the Company is obligated to pay to Yale the lesser of (i) 5% of the dollar value of all initial and future potential consideration paid or payable by the acquirer and (ii) $1,500. If the change-of-control event is as an initial public offering, the amount the Company will be obligated to pay to Yale will be reduced by the value of Yale's equity investment in the Company at the time of the initial public offering. The Company classifies the change-of-control payment obligation as a liability on its consolidated balance sheet because it represents a contingent obligation to pay a variable amount of cash that may be based, in part, on the value of the Company's own shares. The issuance-date fair value of the derivative liability of $14 was recognized as research and development expense in the consolidated statement of operations and comprehensive loss upon entering into the agreement with Yale. The derivative liability is remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the derivative liability will continue to be recognized until a change-of-control event occurs.

        For the nine months ended September 30, 2015 and 2016 (unaudited), the Company recorded other expense of $231 and $105, respectively, for the change in the fair value of the derivative liability. The fair value of the derivative liability was $447 and $552 as of December 31, 2015 and September 30, 2016 (unaudited), respectively.

        In addition, the Company agreed to pay Yale up to $2,000 upon the achievement of specified regulatory milestones and annual royalty payments of a low single-digit percentage based on net sales of products from the licensed patents, subject to a minimum amount of up to $1,000 per year. If the Company grants any sublicense rights under the Yale Agreement, it must pay Yale a low single-digit percentage of sublicense income that it receives.

        The Yale Agreement also requires the Company to meet certain due diligence requirements based upon specified milestones. The Company can elect to extend the deadline for its compliance with the due diligence requirements by a maximum of one year upon the payment to Yale of up to $150. The Company

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

is also required to reimburse Yale for any fees that Yale incurs related to the filing, prosecution, defending and maintenance of patent rights licensed under the Yale Agreement. The Company also agreed to reimburse Yale for its past costs related to the licensed patents, which were estimated to be $18 in the aggregate. In the event that the Company fails to make any payments, commits a material breach, fails to maintain adequate insurance or challenges the patent rights of Yale, Yale can terminate the Yale Agreement. The Company can terminate the Yale Agreement (i) upon 90 days' notice to Yale, (ii) if Yale commits a material breach of the Yale Agreement or (iii) as to a specific country if there are no valid patent rights in such country. The Yale Agreement expires on a country-by-country basis upon the later of the date on which the last patent rights expire in such country or ten years from the date of the first sale of a product incorporating the licensed patents.

        The Company recognized research and development expenses of $0 and $4 for the nine months ended September 30, 2015 and 2016 (unaudited), respectively, for reimbursement of patent fees in connection with the Yale Agreement.

  MGH Agreement

        In September 2014, the Company entered into a license agreement (the "MGH Agreement") with The General Hospital Corporation d/b/a Massachusetts General Hospital ("MGH"), pursuant to which MGH granted the Company a license to certain patent rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, related to treating depression with a combination of ketamine and scopolamine. Under the MGH Agreement, the Company paid MGH an upfront license fee of $20. The Company is also obligated to pay MGH annual license maintenance fees of between $30 and $50, beginning in 2017, future milestone payments of up to $750 upon the achievement of specified clinical and regulatory milestones and up to $2,500 upon the achievement of specified commercial milestones. The Company has also agreed to pay MGH royalties of a low single-digit percentage based on net sales of products licensed under the agreement. If the Company receives revenue from sublicensing any of its rights under the agreement, the Company is also obligated to pay a portion of that revenue to MGH.

        The MGH Agreement also requires the Company to meet certain due diligence requirements based upon specified milestones. The Company can elect to extend the deadline for its compliance with the due diligence requirements by a maximum of one year by making payments to MGH of up to $300 in the aggregate. The Company is required to reimburse MGH for any fees that MGH incurs related to the filing, prosecution, defending, and maintenance of patent rights licensed under the agreement. The Company also agreed to reimburse MGH for its past costs related to the licensed patents, which were estimated to be $13 in the aggregate. The MGH Agreement expires upon expiration of the patent rights under the MGH Agreement, unless earlier terminated by either party.

        The Company did not recognize any expense associated with the MGH Agreement in the nine months ended September 30, 2015 and 2016, respectively.

  ALS Biopharma Agreement

        In August 2015, the Company entered into an agreement (the "ALS Biopharma Agreement") with ALS Biopharma and Fox Chase Chemical Diversity Center Inc. ("FCCDC"), pursuant to which ALS

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

Biopharma and FCCDC assigned the Company their worldwide patent rights to a family of over 300 prodrugs of glutamate modulating agents, including trigriluzole, as well as other innovative technologies. Under the ALS Biopharma Agreement, the Company is obligated to use commercially reasonable efforts to commercialize and develop markets for the patent products. The Company paid ALS Biopharma $1,000 upon entering into the agreement as well as additional payments of $500 during the year ended December 31, 2015, $500 during the nine months ended September 30, 2016 and $500 in November 2016, which amounts represented funding for research to be performed by ALS Biopharma in connection with a mutually agreed upon research plan. The Company is also obligated to pay $3,000 upon the achievement of specified regulatory milestones with respect to the first licensed product and $1,000 upon the achievement of specified regulatory milestones with respect to subsequently developed products, as well as royalty payments of a low single-digit percentage based on net sales of products licensed under the agreement, payable on a quarterly basis.

        In connection with the ALS Biopharma Agreement, the Company also issued to ALS Biopharma (i) 50,000 common shares; (ii) an immediately exercisable warrant to purchase 275,000 common shares at an exercise price of $5.60 per share; and (iii) a warrant to purchase 325,000 common shares at an exercise price of $5.60 per share, which warrant will become exercisable upon the Company's achievement of a specified regulatory milestone (see Note 8). The ALS Biopharma Agreement terminates on a country-by-country basis as the last patent rights expire in each such country. If the Company abandons its development, research, licensing or sale of all products covered by one or more claims of any patent or patent application assigned under the ALS Biopharma Agreement, or if the Company ceases operations, it has agreed to reassign the applicable patent rights back to ALS Biopharma.

        The Company recorded research and development expenses of $2,225 and $3,127 for the nine months ended September 30, 2015 and 2016 (unaudited), respectively, as a result of the ALS Biopharma Agreement, which amounts consist of the fair value of the shares and warrants upon their issuance to ALS Biopharma, as well as the upfront payments made at the time of signing the ALS Biopharma Agreement.

  Rutgers Agreement

        In June 2016, the Company entered into an exclusive license agreement (the "Rutgers Agreement") with Rutgers, The State University of New Jersey ("Rutgers"), licensing several patents and patent applications related to the use of riluzole to treat various cancers. Under the Rutgers Agreement, the Company is required to pay Rutgers annual license maintenance fees in the aggregate of $75 for the first five years following execution of the agreement, then $25 per year thereafter until the first commercial sale of a licensed product, at which point the Company will pay Rutgers minimum annual royalties totaling in the low six-digits. The Company is also obligated to pay Rutgers up to $825 in the aggregate upon the achievement of specified clinical and regulatory milestones. The Company also agreed to pay Rutgers royalties of a low single-digit percentage of net sales of licensed products sold by the Company, its affiliates or its sublicensees, subject to a minimum amount of up to $100 per year. If the Company grants any sublicense rights under the Rutgers Agreement, the Company must pay Rutgers a low double-digit percentage of sublicense income it receives.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

        Under the Rutgers Agreement, in the event that the Company experiences a change of control or sale of substantially all of its assets prior to the initiation of a Phase 3 clinical trial related to products licensed under the agreement, and such change of control or sale results in a full liquidation of the Company, the Company will be obligated to pay Rutgers a change-of-control fee equal to 0.3% of the total value of the transaction, but not less than $100. The Company determined that the change-of-control payment should be accounted for as a liability because it represents a contingent obligation to pay a variable amount of cash that may be based, in part, on the value of the Company's own shares. The fair value of the obligation upon execution of the Rutgers Agreement was $0 based on the Company's assessment that the probability of a change-in-control event occurring prior to the initiation of a Phase 3 clinical trial related to products licensed under the agreement was remote. The fair value of the liability remained at $0 through September 30, 2016 (unaudited).

        The Rutgers Agreement also requires the Company to meet certain due diligence requirements based upon specified milestones. The Company can elect to extend the deadline for its compliance with the due diligence requirements by a maximum of one year upon payments to Rutgers of up to $500 in the aggregate. Under the Rutgers Agreement, the Company is required to reimburse Rutgers for any fees that Rutgers incurs related to the filing, prosecution, defending, and maintenance of patent rights licensed under the agreement. The Company also agreed to reimburse Rutgers for its past costs related to the licensed patent, which were estimated to be $72. The Rutgers Agreement expires upon expiration of the patent rights under the agreement or ten years from the date of first commercial sale of a licensed product, whichever is later, unless terminated by either party.

        The Company recorded research and development expenses of $72 for the nine months ended September 30, 2016 (unaudited), which consisted of the reimbursed patent fees.

  BMS Agreement

        In July 2016, the Company entered into an exclusive, worldwide license agreement (the "BMS Agreement") with BMS for the development and commercialization rights to rimegepant and BHV-3500, as well as other CGRP-related intellectual property. In exchange for these rights, the Company agreed to pay BMS initial payments, milestone payments and royalties on net sales of licensed products under the agreement.

        The Company made an initial upfront payment to BMS of $5,000 during the nine months ended September 30, 2016 (unaudited) and accrued an additional upfront payment of $4,000 as of September 30, 2016 (unaudited), which was paid in October 2016.

        The Company is obligated to make milestone payments to BMS upon the achievement of specified development and commercialization milestones. The development milestone payments due under the agreement depend on the licensed product being developed. With respect to rimegepant, the Company is obligated to pay up to $127,500 in the aggregate upon the achievement of the development milestones. For any product other than rimegepant, the Company is obligated to pay up to $74,500 in the aggregate upon the achievement of the development milestones. In addition, the Company is obligated to pay up to $150,000 for each licensed product upon the achievement of commercial milestones. If the Company receives revenue from sublicensing any of its rights under the agreement, it is also obligated to pay a

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

portion of that revenue to BMS. The Company is also obligated to make tiered royalty payments to BMS based on annual worldwide net sales, with percentages in the low to mid teens.

        Under the BMS Agreement, the Company is obligated to use commercially reasonable efforts to develop licensed products and to commercialize at least one licensed product using the patent rights licensed from BMS and is solely responsible for all development, regulatory and commercial activities and costs. The Company is also required to reimburse BMS for any fees that BMS incurs related to the filing, prosecution, defending, and maintenance of patent rights licensed under the BMS Agreement. Under the BMS Agreement, BMS transferred to the Company manufactured licensed products, including certain materials that will be used by the Company to conduct clinical trials.

        The BMS Agreement will terminate on a licensed product-by-licensed product and country-by-country basis upon the expiration of the royalty term with respect to each licensed product in each country. BMS has the right to terminate the agreement upon the Company's insolvency or bankruptcy, the Company's uncured material breach of the agreement, including the failure to meet its development and commercialization obligations, or if the Company challenges any of BMS's patent rights. The Company has the right to terminate the BMS Agreement if BMS materially breaches the agreement or if, after the Company provides notice, it chooses not to move forward with development and commercialization in a specific country.

        The BMS Agreement required the Company to complete a financing transaction with gross proceeds of at least $30,000, of which a minimum of $22,000 was to be from investment in equity prior to October 17, 2016, unless extended by mutual agreement of the Company and BMS. The BMS Agreement was amended, effective October 14, 2016, to extend the deadline for completing the financing transaction to October 31, 2016, on which date the Series A Preferred Financing was completed (see Note 15).

        Under the BMS Agreement, the Company also agreed to issue BMS common shares in the amount of $12,500, which shares are contingently issuable upon the earliest to occur of (i) the initiation of a Phase 3 trial for the first licensed compound to reach such milestone, (ii) the Company's initial public offering or (iii) an event resulting in the change of control of the Company. Under the terms of the BMS Agreement, if the qualifying financing transaction involves the issuance of preferred shares, BMS is entitled to receive preferred shares instead of common shares, at its option. BMS also had the right to purchase up to 8%, on a fully diluted basis, of shares issued in a qualifying financing transaction (as defined in the BMS Agreement) on the same terms and rights as all other investors involved in the financing. The number of shares issuable to BMS under the agreement will be determined by dividing $12,500 by a price per share equal to the lower of (i) the price per share paid by investors in the Series A Preferred Financing, or $9.2911 (see Note 15), or (ii) the price per share paid by investors in any subsequent financing event that occurs prior to the events specified above.

        The obligation to contingently issue equity to BMS is classified as a liability on the consolidated balance sheet because it represents an obligation to issue a variable number of shares for a fixed dollar amount. The issuance-date fair value of the contingent equity liability of $13,125 was recognized as research and development expense in the consolidated statement of operations and comprehensive loss upon entering into the agreement with BMS. The Company remeasured the fair value of the contingent equity liability as of September 30, 2016 (unaudited) and determined that there was no change in the fair value of the liability as of that date. Changes in the fair value of the contingent equity liability are

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the contingent equity liability will continue to be recognized until the occurrence of a triggering event.

        The Company recorded research and development expense of $22,125 related to the BMS Agreement for the nine months ended September 30, 2016 (unaudited), which consisted of $13,125 for the fair value of the contingent equity liability and $9,000 for the upfront license payments due to BMS.

  AstraZeneca Agreement

        In October 2016, the Company entered into an exclusive license agreement (the "AstraZeneca Agreement") with AstraZeneca, pursuant to which AstraZeneca granted the Company a license to certain patent rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, including BHV-5000 and BHV-5500. In exchange for these rights, the Company agreed to pay AstraZeneca an upfront payment, milestone payments and royalties on net sales of licensed products under the agreement. The Company made an upfront payment of $5,000 in October 2016, which amount was accrued subsequent to September 30, 2016 (unaudited). The regulatory milestones due under the agreement depend on the indication of the licensed product being developed as well as the territory where regulatory approval is obtained. Development milestones due under the agreement with respect to Rett syndrome total up to $30,000, and, for any indication other than Rett syndrome, total up to $60,000. Commercial milestones are based on net sales of all products licensed under the agreement and total up to $120,000. The Company has also agreed to pay tiered royalties based on net sales of all products licensed under the agreement of mid single-digit to low double-digit percentages. If the Company receives revenue from sublicensing any of its rights under the AstraZeneca Agreement, the Company is also obligated to pay a portion of that revenue to AstraZeneca. The Company is also required to reimburse AstraZeneca for any fees that AstraZeneca incurs related to the filing, prosecution, defending, and maintenance of patent rights licensed under the AstraZeneca Agreement.

        The AstraZeneca Agreement expires upon the expiration of the patent rights under the agreement, unless earlier terminated by either party, or on a country-by-country basis ten years after the first commercial sale.

        As part of the consideration under the AstraZeneca Agreement, the Company agreed to issue to AstraZeneca common shares in the amount of $10,000 if the Company completed a qualifying equity financing resulting in proceeds of at least $30,000 prior to December 29, 2016. Under the terms of the AstraZeneca Agreement, if the qualifying financing transaction involved the issuance of preferred shares, AstraZeneca would be entitled to receive preferred shares instead of common shares, at its option. The number of shares issued would be determined based on the price per share paid by investors in the qualifying financing transaction. Upon the occurrence of the qualifying financing transaction, 50% of the shares would be issuable upon the closing of the transaction (the "First Tranche") and the other 50% would become issuable upon the earlier of (i) the initiation of a Phase 2b or equivalent clinical trial of a product candidate based on the licensed patent rights or (ii) any liquidity event, including an initial public offering of the Company, any change of control of the Company or any assignment of the Company's rights and obligations under the AstraZeneca Agreement. In addition, AstraZeneca had the right to purchase up

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

11. License Agreements (Continued)

to 8%, on a fully diluted basis, of shares issued in such qualifying financing transaction, on the same terms and rights as all other investors involved in the financing.

        The obligations to contingently issue equity to AstraZeneca will be classified as liabilities on the consolidated balance sheet because they represent obligations to issue a variable number of shares for a fixed dollar amount. Changes in the fair value of the contingent equity liabilities will be recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the contingent equity liabilities will continue to be recognized until the occurrence of a respective triggering event.

        In October 2016, upon completion of the Series A Preferred Financing (see Note 15), the contingency associated with the First Tranche of contingently issuable equity related to the occurrence of a qualified financing was satisfied. As a result, the Company issued to AstraZeneca 538,150 Series A preferred shares with an aggregate fair value of $5,000, or $9.2911 per share.

        The Company did not record any research and development expense related to the AstraZeneca Agreement for the nine months ended September 30, 2016 (unaudited).

        The number of shares issuable to AstraZeneca upon the events specified above will be determined by dividing $5,000 by the price per share paid by investors in the Company's Series A Preferred Financing, or $9.2911 (see Note 15).

  Agreement with Catalent

        In March 2015, the Company entered into a development and license agreement with Catalent U.K. Swindon Zydis Limited ("Catalent") pursuant to which the Company obtained license rights to the Zydis technology in BHV-0223. BHV-0223 was developed under this agreement, and Catalent has manufactured BHV-0223 for clinical testing. The Company made an upfront payment of $275 to Catalent upon entering into the agreement and is obligated to pay Catalent up to $1,575 upon the achievement of specified regulatory and commercial milestones. The Company is also obligated to make royalty payments of a low single-digit percentage based on net sales of products licensed under the agreement.

        Under the agreement, the Company is responsible for conducting clinical trials and for preparing and filing regulatory submissions. The Company has the right to sublicense its rights under the Catalent agreement subject to Catalent's prior written consent. Catalent has the right to enforce the patents covering the Zydis Technology and to defend any allegation that a formulation using Zydis technology, such as BHV-0223, infringes a third party's patent.

        The development and license agreement terminates on a country-by-country basis upon the later of (i) 10 years after the launch of the most recently launched product in such country and (ii) the expiration of the last valid claim covering each product in such country, unless earlier voluntarily terminated by the Company. The agreement automatically extends for one-year terms unless either party gives advance notice of intent to terminate. In addition, Catalent may terminate the agreement either in its entirety or terminate the exclusive nature of the agreement on a country-by-country basis if the Company fails to meet specified development timelines, which it may extend in certain circumstances.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

12. Net Loss per Share and Unaudited Pro Forma Net Loss per Share

  Net Loss per Share Attributable to Biohaven Pharmaceutical Holding Company Ltd.

        Basic and diluted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. was calculated as follows:

	Nine Months Ended September 30,
	2015	2016
		(as restated)
Numerator:
Net loss	$(5,878)	$(38,065)
Less: Net income (loss) attributable to non-controlling interests	5	(69)

Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(5,883)	$(37,996)

Denominator:
Weighted average common shares outstanding—basic and diluted	10,823,619	12,447,153

Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd.—basic and diluted	$(0.54)	$(3.05)

        The Company's potential dilutive securities, which include stock options and warrants to purchase common shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30,
	2015	2016
Options to purchase common shares	2,000,000	3,247,500
Warrants to purchase common shares	275,000	600,000

	2,275,000	3,847,500

        In addition to the potentially dilutive securities noted above, as of September 30, 2016, the Company agreed to issue warrants to purchase common shares to each of the Guarantor and Co-Guarantor of the Credit Agreement (see Note 7). The number of common shares issuable upon exercise of each warrant is determined by dividing $1,000 by the price per share paid by investors in the Series A Preferred Financing (see Note 15). As of September 30, 2016, the Series A Preferred Financing had not been completed and the warrants had not yet been issued. Accordingly, the Company has excluded these warrants from the table above and the calculation of diluted net loss per share for the nine months ended September 30, 2016 (unaudited).

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

12. Net Loss per Share and Unaudited Pro Forma Net Loss per Share (Continued)

        The Company also agreed under the BMS Agreement to issue BMS common shares valued at $12,500, which shares are contingently issuable upon the earliest to occur of (i) the initiation of a Phase 3 trial for the first licensed compound to reach such milestone, (ii) the Company's initial public offering, and (iii) an event resulting in the change of control of the Company (see Note 11). Because the necessary conditions for issuance of the shares had not been met as of September 30, 2016, the Company excluded these shares from the table above and from the calculation of diluted net loss per share for the nine months ended September 30, 2016 (unaudited).

  Unaudited Pro Forma Net Loss per Share Attributable to Biohaven Pharmaceutical Holding Company Ltd.

        The unaudited pro forma basic and diluted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. for the nine months ended September 30, 2016 have been prepared to give effect to adjustments arising upon the closing of a qualified initial public offering.

        The unaudited pro forma basic and diluted weighted average common shares outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. for the nine months ended September 30, 2016 have been prepared to give effect, upon a qualified initial public offering, to the issuance of 1,345,374 common shares to BMS pursuant to the Company's license agreement with BMS (see Note 11) as if the proposed initial public offering had occurred on the later of January 1, 2015 or the date the Company entered into the license agreement.

        Unaudited pro forma basic and diluted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. was calculated as follows:

Nine Months Ended September 30, 2016
(as restated)
Numerator:
Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(37,996)

Denominator:
Weighted average common shares outstanding—basic and diluted	12,447,153
Pro forma adjustment to reflect issuance of shares to BMS	412,451

Pro forma weighted average common shares outstanding—basic and diluted	12,859,604

Pro forma net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd.—basic and diluted	$(2.95)

13. Commitments and Contingencies

  License Agreements

        The Company has entered into license agreements with various parties under which it is obligated to make contingent and non-contingent payments (see Note 11).

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

13. Commitments and Contingencies (Continued)

  Research Commitments

        The Company has entered into agreements with several CROs to provide services in connection with its preclinical studies and clinical trials. As of December 31, 2015 and September 30, 2016 (unaudited), the Company has committed to minimum payments under these arrangements totaling $630 and $7,721, respectively.

  Indemnification Agreements

        In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2015 and September 30, 2016 (unaudited).

  Legal Proceedings

        The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

14. Related Party Transactions

  License Agreement with Yale

        On September 30, 2013, the Company entered into the Yale Agreement with Yale (see Note 11). Yale is a related party because the Company's Chief Executive Officer is one of the inventors of the patents that the Company has licensed from Yale and, as such, is entitled to a specified share of the glutamate product-related royalty revenues that may be received by Yale under the Yale Agreement. As partial consideration for the license under the Yale Agreement, on September 30, 2013, the Company issued to Yale 250,000 common shares, representing 5.1% of the Company's then outstanding equity on a fully diluted basis. The fair value of the shares, totaling $152, was recognized as research and development expense at the time of issuance of the shares. During the nine months ended September 30, 2015 and 2016 (unaudited), the Company made payments to Yale under the Yale Agreement of $0 and $4, respectively. During the nine months ended September 30, 2015 and 2016 (unaudited), the Company recognized research and development expense under the Yale Agreement of $0 and $4, respectively. As of December 31, 2015 and September 30, 2016 (unaudited), the Company owed no amounts to Yale.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

14. Related Party Transactions (Continued)

  Guarantor and Co-Guarantor Warrants

        The Guarantor and Co-Guarantor of the Credit Agreement with Wells Fargo are each shareholders and members of the board of directors of the Company. The Company agreed to issue warrants to purchase $1,000 of common shares to each of the Guarantor and Co-Guarantor in exchange for their respective guaranties (see Notes 7 and 8). The warrants were issued on January 26, 2017.

  Kleo Pharmaceuticals, Inc.

        On August 29, 2016, the Company executed a stock purchase agreement with Kleo to purchase 3,000,000 shares of Kleo common stock at a purchase price of $1.00 per share in an initial closing, which was completed on August 31, 2016, and committed to purchase an aggregate 5,500,000 additional shares of Kleo common stock at a purchase price of $1.00 per share (see Note 5). Kleo is a related party because the Company has determined that it exercises significant influence over the operating and financial policies of Kleo. In connection with its investment in Kleo, the Company received the right to designate two members of Kleo's board of directors, who are the Chairman of the Company's board of directors and another outside director of the Company. Also, the Chief Executive Officer and controlling stockholder of Kleo is a shareholder of the Company. In addition to the purchases under the stock purchase agreement described above, on August 29, 2016, the Company entered into an agreement with the Chief Executive Officer of Kleo to purchase 500,000 shares of Kleo common stock from him at a purchase price of $1.00 per share, which purchase was completed in March 2017 (see Note 15). As of September 30, 2016 (unaudited), the Company owned 18.6% of Kleo's outstanding capital stock. The Company has also entered into a clinical development master services agreement with Kleo to assist Kleo with clinical development. As of September 30, 2016 (unaudited), the Company had not performed any services or received any payments under this agreement.

  Biohaven Pharmaceuticals, Inc.

        BPI is a related party because its three founders, each of whom beneficially owned one-third of the equity of BPI prior to the Company's acquisition of BPI on December 31, 2016 (see Note 15), are shareholders of the Company and also serve as the Company's Chairman of the board of directors, Chief Executive Officer, and Chief Medical Officer, respectively. Since the Company's incorporation in September 2013, the Company is deemed to have had a variable interest in BPI, and BPI is deemed to have been a VIE, of which the Company is the primary beneficiary. Accordingly, the Company has consolidated the results of BPI since September 2013. All transactions between the Company and BPI have been eliminated in consolidation. On December 31, 2016, the Company acquired 100% of the capital stock of BPI for aggregate purchase consideration of $595 in the form of promissory notes to each of the former stockholders of BPI.

15. Subsequent Events

        For its interim consolidated financial statements as of September 30, 2016 and for the nine months then ended, the Company evaluated subsequent events through February 13, 2017, the date on which those financial statements were issued.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

15. Subsequent Events (Continued)

  2016 Stock Split of Common Shares

        In October 2016, the Company effected a 500-for-one stock split of its issued and outstanding common shares. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

  Amendment to Memorandum and Articles of Association

        In October 2016, the Company amended its memorandum and articles of association, as amended and restated, to decrease the total number of authorized shares of all classes of capital stock to 49,242,172 shares, consisting of 11,242,172 Series A convertible preferred shares and 38,000,000 common shares.

  Sale of Series A Preferred Shares

        In October 2016, the Company issued and sold an aggregate of 4,305,209 Series A convertible preferred shares ("Series A preferred shares"), at an issuance price of $9.2911 per share, for proceeds of $37,295, net of offering costs of $2,705 (the "Series A Preferred Financing"). The $2,705 of offering costs consisted of $1,730 payable in cash and 105,010 shares of the Company's Series A preferred shares valued at $975, or $9.2911 per share. The preferred share purchase agreement provides for the issuance of additional Series A preferred shares in a second and final tranche (the "Second Tranche"). The closing of the Second Tranche is contingent upon the results of the Company's oral contraceptive drug-drug interaction study for rimegepant. One of the investors will review the results of the study and within 21 days notify the Company if it elects to proceed with the Second Tranche. The Company expects to receive approximately $40,000 in proceeds from the second and final closing of its Series A preferred share offering, planned for late February 2017.

        The holders of the Series A preferred shares have the following rights and preferences:

  Voting

        The holders of Series A preferred shares are entitled to vote, together with the holders of common shares, on all matters submitted to shareholders for a vote. The holders of Series A preferred shares are entitled to the number of votes equal to the number of common shares into which their Series A preferred shares could convert.

  Conversion

        Each Series A preferred share is convertible into common shares at the option of the shareholder at any time after the date of issuance. In addition, each Series A preferred share will be automatically converted into common shares, at the applicable conversion ratio then in effect, upon the earlier of (i) a firm commitment public offering with proceeds to the Company of at least $50,000, before deducting underwriting discounts and commissions or (ii) the date specified by the vote or written consent of the holders of a majority of the then outstanding Series A preferred shares.

        The conversion ratio of Series A preferred shares is determined by dividing the Original Issue Price by the Conversion Price. The Original Issue Price of the Series A preferred shares is $9.2911 per share. The

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

15. Subsequent Events (Continued)

Conversion Price of the Series A preferred shares is $9.2911 per share, subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company's memorandum and articles of association. On the date of issuance, each Series A preferred share is convertible into one common share. In the event that any Series A preferred stock investor does not participate in the second and final tranche of the Series A Preferred Financing, that investor's shares will be convertible into common shares at a ratio of one common share for every 1,000 Series A preferred shares. In addition, if the Company decides not to move forward with a Phase 3 clinical trial on its product candidate, rimegepant, or if the Company fails to initiate a Phase 3 clinical trial prior to October 1, 2017, the Conversion Price of the Series A preferred shares will be reduced to $7.0613 per share.

  Dividends

        The holders of Series A preferred shares are entitled to receive dividends in preference to any dividend on common shares at the rate of 8.0% per year of the Original Issue Price. Dividends shall accrue daily and compound annually, whether or not declared, shall be payable when, as and if declared by the board or directors of the Company and shall be noncumulative. The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of Series A preferred shares then outstanding first receive, or simultaneously receive, dividends on each outstanding Series A preferred share.

        Accruing dividends, whether or not declared, shall be payable upon any liquidation event. Declared but unpaid dividends are payable upon the conversion of the Series A preferred shares into common shares.

  Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or a Deemed Liquidation Event (as described below), the holders of Series A preferred shares then outstanding will receive, in preference to holders of common shares, an amount equal to the greater of (i) the Original Issue Price per share, plus all dividends declared but unpaid on such shares or (ii) the amount such holders would have received had all of their Series A preferred shares been converted into common shares immediately prior to such liquidation event. If upon any such liquidation event, the assets of the Company available for distribution are insufficient to permit payment in full to the holders of Series A preferred shares, the proceeds will be ratably distributed among the holders of Series A preferred shares in proportion to the respective amounts that they would have received if they were paid in full. After payments have been made in full to the holders of Series A preferred shares, the remaining assets of the Company available for distribution shall be distributed among the holders of common shares ratably in proportion to the number of shares held by each such holder.

        Unless a majority of the holders of the then outstanding Series A preferred shares elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which shareholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

15. Subsequent Events (Continued)

  Redemption

        The Company's memorandum and articles of association, as amended and restated, does not provide redemption rights to the holders of Series A preferred shares.

  Acquisition of BPI

        On December 31, 2016, the Company entered into stock purchase agreements with each of the shareholders of BPI, acquiring 100% of the issued and outstanding shares of BPI for aggregate purchase consideration of $595. Prior to the acquisition, the Company was deemed to have had a variable interest in BPI, and BPI was deemed to be a VIE of which the Company was the primary beneficiary. As a result, the Company has consolidated the results of BPI since the Company's incorporation in September 2013, and has recognized a non-controlling interest in its consolidated balance sheet representing 100% of the capital stock of BPI not owned by the Company. The three founders of BPI, each of whom beneficially owned one-third of the equity of BPI, also serve as the Company's Chairman of the board of directors, Chief Executive Officer, and Chief Medical Officer, respectively (see Note 14).

        The Company funded the acquisition through the issuance of promissory notes to each of the former stockholders of BPI. The notes are payable in five annual payments, the first four of which are interest only, with the final payment to include the principal balance outstanding plus any accrued and unpaid interest. The notes bear interest at a rate of 4.5% per annum and mature on December 31, 2021.

        The Company will account for the acquisition of the outstanding non-controlling interest in BPI as an equity transaction, as there was no change of control over the entity as a result of the acquisition. Accordingly, the balance of the non-controlling interest on December 31, 2016 will be derecognized, and any difference between the balance of the non-controlling interest immediately prior to the acquisition and the purchase price of $595 will be recorded as an adjustment to additional paid-in capital.

  AstraZeneca Agreement

        On October 5, 2016, the Company entered into the AstraZeneca Agreement with AstraZeneca, pursuant to which AstraZeneca granted the Company a license to certain patent rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, including BHV-5000 and BHV-5500 (see Note 11).

  Issuance of Series A Preferred Shares to AstraZeneca

        In October 2016, upon completion of the Series A Preferred Financing, the First Tranche of contingently issuable equity became vested and issuable to AstraZeneca pursuant to the AstraZeneca Agreement (see Note 11). As a result, the Company issued to AstraZeneca 538,150 Series A preferred shares with an aggregate fair value of $5,000, or $9.2911 per share, in satisfaction of the obligation to issue the first tranche of equity under the agreement. Immediately prior to the completion of the Series A Preferred Financing, the Company remeasured the contingent equity liability to fair value, resulting in recognition of other expense of $500. Upon issuance of the 538,150 Series A preferred shares to AstraZeneca, the Company reclassified the contingent equity liability of $5,000 to the carrying value of Series A preferred shares.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

15. Subsequent Events (Continued)

  Lease Agreement

        In December 2016, the Company entered into an assignment agreement to assume an operating lease for its offices space in New Haven, Connecticut. The lease agreement expires in October 2018, and the Company has the option to extend the term through October 2021. The agreement requires future minimum lease payments for the years ending December 31, 2017 and 2018 of $40 and $35, respectively, totaling $75.

  Increase in Shares Reserved for Issuance under the 2014 Plan

        In January 2017, the Company effected an increase, effective October 28, 2016, in the number of common shares reserved for issuance under the 2014 Plan from 4,000,000 to 4,899,230 shares.

  Events Subsequent to Original Issuance of Financial Statements

        In connection with the reissuance of its interim consolidated financial statements as of September 30, 2016 and for the nine months then ended, the Company evaluated subsequent events through April 3, 2017, the date on which those financial statements were reissued.

  Sale of Series A Preferred Shares

        In February 2017, the Company closed the second and final tranche of its Series A preferred financing through the issuance and sale of an aggregate of 4,305,182 Series A preferred shares, at an issuance price of $9.2911 per share, for net cash proceeds of $38,635. The offering costs for the second tranche consisted of $1,365 payable in cash and 105,009 shares of the Company's Series A preferred shares.

  Purchases of Kleo Common Stock

        On March 30, 2017, the Company purchased 1,375,000 shares of Kleo common stock for cash consideration of $1,375 pursuant to its commitment under the Kleo SPA (see Note 5).

        On March 30, 2017, the Company purchased 500,000 shares of Kleo common stock from the Chief Executive Officer of Kleo pursuant to an agreement dated August 29, 2016. The consideration paid for these shares consisted of a cash payment of $250 and the Company's issuance of 32,500 common shares.